Exhibit 10.1

AMENDED AND RESTATED

UNIT PURCHASE AGREEMENT

BY AND AMONG

APPLIED DIGITAL CORPORATION,

APLD HPC TOPCO LLC,

APLD HPC TOPCO 2 LLC

and

MIP HPC HOLDINGS, LLC

Dated as of October 3, 2025

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4.	Representations and Warranties of the Purchaser		44

	4.1	Authorization	44
	4.2	Purchase Entirely for Own Account	44
	4.3	Non-Contravention	44
	4.4	Disclosure of Information; Non-Reliance	45
	4.5	Restricted Securities	45
	4.6	No Public Market	45
	4.7	Accredited Investor	45
	4.8	No General Solicitation	45
	4.9	No Finder’s Fee	45

5.	Covenants		46

	5.1	Interim Operating Covenants	46
	5.2	[Reserved]	46
	5.3	[Reserved]	46
	5.4	Regulatory Efforts	46
	5.5	Post-Initial Closing Policies	46
	5.6	Access to Information; Confidentiality	47
	5.7	Publicity	48
	5.8	Tax Treatment	48
	5.9	Tax Cooperation	48
	5.10	Transfer Taxes	48
	5.11	R&W Policy	49
	5.12	Pre-Closing Restructuring	49
	5.13	Transaction Proceedings	51
	5.14	Bridge Financing	51
	5.15	No Shop	51
	5.16	Termination of Affiliate Transactions	51
	5.17	[Reserved]	52
	5.18	Further Assurances	52

6.	Termination		52

	6.1	Termination	52
	6.2	Effect of Termination	54
	6.3	Termination Fee	55

7.	Miscellaneous		56

	7.1	Indemnification; Survival; Release	56
	7.2	Non-Recourse	60
	7.3	Successors and Assigns; No Third Party Beneficiaries	61
	7.4	Governing Law	61
	7.5	Waiver of Jury Trial	61
	7.6	Specific Performance	62
	7.7	Counterparts	62
	7.8	Titles and Subtitles; Made Available to the Purchaser	62
	7.9	Notices	63
	7.10	Amendments and Waivers	63
	7.11	Severability	63
	7.12	Delays or Omissions	64
	7.13	Expenses	64
	7.14	Entire Agreement	64
	7.15	Joinder; Assignment and Assumption; Acceptance and Release.	64

EXHIBITS AND SCHEDULES

Exhibit A – Pre-Closing Restructuring Plan

Exhibit B – A&R LLC Agreement

Exhibit C – Corporate Services Agreement

Exhibit D – Common Stock Purchase Warrant

Exhibit E – Registration Rights Agreement

Schedule 1 – Permitted Encumbrances

Schedule 2 – Specified Actions

Schedule 3 – Specified Properties

Schedule 4 – Closing Bank Account

Schedule 5 – Disclosure Schedule

Schedule 6 – Specified Financing

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AMENDED AND RESTATED UNIT PURCHASE AGREEMENT

THIS AMENDED AND RESTATED UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of October 3, 2025 (the “Effective Date”), by and among APLD HPC TopCo 2 LLC, a Delaware limited liability company (the “Issuer”), MIP HPC Holdings, LLC (f/k/a MIP VI HPC Holdings, LLC), a Delaware limited liability company (the “Purchaser”), Applied Digital Corporation, a Nevada corporation (“APLD”) and APLD HPC TopCo LLC, a Delaware limited liability company (“TopCo 1”). The Issuer, the Purchaser, APLD and TopCo 1 are referred to herein sometimes individually as a “Party” and together as the “Parties.” Certain other capitalized terms used herein are defined in Section 1.4 and throughout this Agreement. This Agreement amends and restates in its entirety that certain Unit Purchase Agreement, dated as of January 13, 2025 (the “Original Agreement Date” and such agreement, the “Original Agreement”), by and among the Parties, as amended by that certain First Amendment to Unit Purchase Agreement, dated as of February 11, 2025 (the “First Amendment”), further amended by that certain Second Amendment to Unit Purchase Agreement, dated as of February 28, 2025, further amended by that certain Third Amendment to Unit Purchase Agreement, dated as of March 14, 2025, further amended by that certain Fourth Amendment to Unit Purchase Agreement, dated as of March 21, 2025, further amended by that certain Fifth Amendment to Unit Purchase Agreement, dated as of March 28, 2025, further amended by that certain Sixth Amendment to Unit Purchase Agreement, dated as of April 4, 2025, and further amended by that certain Seventh Amendment to Unit Purchase Agreement, dated as of May 21, 2025 (collectively, as amended, the “Existing Agreement”).

RECITALS

WHEREAS, APLD HPC Holdings LLC (f/k/a APLD ELN-02 Holdings LLC), a Delaware limited liability company (“HPC Holdings”), the Purchaser and APLD (the “Original Agreement Parties”) entered into the Original Agreement on the Original Agreement Date;

WHEREAS, in connection with the Bridge Financing, the Original Agreement Parties and TopCo 1 entered into the First Amendment whereby, among other things, TopCo 1 joined in and became party to the Original Agreement and the Transaction Agreements, as applicable, as the “Issuer” thereunder for all purposes thereof, as if TopCo 1 was (and had at all times been) named therein as a party instead of HPC Holdings;

WHEREAS, in connection with the negotiation and execution of the Coreweave Leases and certain financing arrangements to provide interim funding to the development of the ELN Campus, the Purchaser, among other things, consented to the Issuer (and its Affiliates) entering into the Coreweave Leases pursuant to that certain letter agreement, dated as of May 21, 2025, by and between the Purchaser and TopCo 1 (the “Consent Letter”);

WHEREAS, the parties hereto desire to amend and restate the Existing Agreement to, among other things, reflect and ratify the novation and assignment by TopCo 1 of all of TopCo 1’s rights, title, and interests, duties, obligations and liabilities under the Existing Agreement, the Consent Letter and any Transaction Agreements to the Issuer, and the Issuer’s acceptance of such rights, title and interest and assumption of all such duties, obligations and liabilities, in each case, as set forth in this Agreement;

WHEREAS, as of the Effective Date, (i) the Issuer is governed by the Limited Liability Company Agreement, entered into as of September 23, 2025, 2025 (the “Existing LLC Agreement”), by APLD Holdings 2 LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of APLD (“APLD Holdings”), as the Issuer’s sole member and (ii) APLD Holdings owns one hundred percent (100%) of the issued and outstanding membership interests in the Issuer and is the Issuer’s sole member;

WHEREAS, prior to the consummation of the applicable Individual Closing, the Issuer, APLD and certain of their respective Affiliates will engage in a series of internal restructuring transactions pursuant to the two-phase (each, a “Phase”) plan summary attached hereto as Exhibit A (the “Pre-Closing Restructuring Plan” and such transactions, collectively, the “Pre-Closing Restructuring”) for the purposes described in Section 5.12 herein;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement and to consummate the Transactions, APLD Holdings, the Issuer and the Purchaser shall, effective as of immediately prior to the Initial Closing, enter into an amended and restated limited liability company agreement of the Issuer substantially in the form attached hereto as Exhibit B (the “A&R LLC Agreement”), to, among other things: (i) designate new classes of units of membership interests in the Issuer as “Preferred Units” and “Common Units” having the respective rights, designations, preferences, privileges, obligations, terms and conditions set forth therein; (ii) reflect the reclassification of all of the outstanding membership interests in the Issuer currently held by APLD Holdings into newly designated Common Units; (iii) reflect the acquisition of Preferred Units and Common Units by the Purchaser pursuant to this Agreement and the Purchaser’s commitment to purchase additional Preferred Units and Common Units on the terms and subject to the conditions set forth therein; (iv) reflect the admission of the Purchaser as a member of the Issuer; (v) reflect APLD’s obligation to make certain mandatory capital contributions to the Issuer; and (vi) set forth the terms and conditions of the ownership, management and operation of the Issuer from and after the Initial Closing;

WHEREAS, at each Individual Closing, the Issuer desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Issuer, the applicable Subject Units, all on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a material inducement to the willingness of the Issuer and APLD to enter into this Agreement, the Purchaser and the Macquarie Equity Investors have executed and delivered that certain equity commitment letter to the Purchaser of even date therewith (the “Purchaser Equity Commitment Letter”), pursuant to which, subject to the terms and conditions herein, the Macquarie Equity Investors have agreed to provide equity financing, directly or indirectly, to the Issuer in connection with the Transactions for an aggregate amount not to exceed $450,000,000, being $112,500,000 funded at the Initial Closing subject to the terms and conditions of this Agreement and the remaining $337,500,000 funded after the Initial Closing subject to the terms and conditions of this Agreement (which Purchaser Equity Commitment Letter, for the avoidance of doubt, replaces and supersedes that certain equity commitment letter delivered by Purchaser concurrently with the execution of the Original Agreement);

WHEREAS, as a material inducement to each Party to enter into this Agreement and to consummate the Transactions: (i) the Group Companies, on the one hand, and APLD, and certain of its Subsidiaries, on the other hand, will, at or prior to the Closing, enter into a corporate and transition services agreement, substantially in the form attached hereto at Exhibit C (as may be amended, amended and restated, supplemented and/or waived from time to time, the “Corporate Services Agreement”), pursuant to which, among other things, the parties thereto will receive and/or provide certain corporate services, assets and/or other resources, on a transitional and extended basis, all on the terms and conditions set forth therein; (ii) APLD will, at or prior to the Closing, execute and deliver to the Purchaser (or one of its Related Party Transferees) a common stock purchase warrant, substantially in the form attached hereto as Exhibit D (the “Common Stock Purchase Warrant”), pursuant to which, among other things, the Purchaser (or its designated Affiliate) is entitled to subscribe for, and purchase from APLD, 2,400,000 shares of APLD’s common stock, par value $0.001 per share, pursuant to the terms and conditions set forth therein; and (iii) APLD and the Purchaser will, concurrently with the execution and delivery of the Common Stock Purchase Warrant, enter into a registration rights agreement, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), pursuant to which, among other things, APLD shall agree to prepare and file with the Commission a Registration Statement (in each case, as defined in the Registration Rights Agreement) covering the resale of all of the shares of APLD’s common stock which may be issued upon exercise of the Common Stock Purchase Warrant that are not then registered on an effective registration statement on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of the Issuer and APLD to enter into this Agreement, the Macquarie Equity Investors have executed and delivered to the Issuer and APLD that certain limited guaranty agreement in favor of the Issuer, of even date herewith (the “Limited Guarantee”), pursuant to which, subject to the terms and conditions therein, the Macquarie Equity Investor is guarantying those obligations of the Purchaser set forth in Section 6.3(a), on the terms and subject to the conditions set forth therein;

WHEREAS, as a material inducement to each Party to enter into this Agreement and to consummate the Transactions, the Purchasers have agreed to use reasonable best efforts to obtain an R&W binder, which, if obtained, shall be delivered by the Purchasers to the Issuer as promptly as practicable following the Effective Date (the “R&W Binder”), and the Parties desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein; and

WHEREAS, the Parties hereto now desire to amend and restate the Existing Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements and conditions contained herein, the Parties hereby agree as follows:

1. Purchase and Sale.

1.1 Purchase and Issuance of Preferred Units and Common Units at the Individual Closings.

(a) At the Initial Closing, subject to the terms and conditions of this Agreement:

(i) The Purchaser agrees to purchase from the Issuer, and the Issuer agrees to sell and issue to the Purchaser, an aggregate amount of One Hundred Twelve Thousand Five Hundred (112,500) Preferred Units at a price per unit equal to the Preferred Price Per Unit, representing an aggregate consideration of One Hundred Twelve Million Five Hundred Thousand Dollars ($112,500,000), free and clear of any Encumbrances other than restrictions on transfer under the A&R LLC Agreement and applicable state and federal securities Laws. The Preferred Units issued to the Purchaser pursuant to this Section 1.1(a)(i) shall be referred to in this Agreement as the “Initial Purchased Units”.

(ii) The Purchaser agrees to accept from the Issuer, and the Issuer agrees to issue to the Purchaser, such number of Common Units representing, in the aggregate, seven and one half percent (7.5%) of the fully diluted common equity of the Issuer as of immediately following the Initial Closing, free and clear of any Encumbrances other than restrictions on transfer under the A&R LLC Agreement and applicable state and federal securities Laws. The Common Units issued to the Purchaser pursuant to this Section 1.1(a)(ii) shall be referred to in this Agreement as the “Issued Units.”

(b) If the Issuer consummates the Specified Financing with respect to ELN Building 02 on terms substantially consistent with those set forth on Schedule 6 hereto and otherwise in compliance with the terms and conditions set forth in Section 6.15 (Leverage Policy) of the A&R LLC Agreement (including, for the avoidance of doubt, the Specified Cure Period) within the Additional Financing Period, the Issuer shall promptly deliver written notice thereof (the “First Additional Closing Notice”) to the Purchaser and APLD. If the Issuer delivers the First Additional Closing Notice, then, at the First Additional Closing, subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Issuer, and the Issuer agrees to sell and issue to the Purchaser, an aggregate amount of One Hundred Sixty-Eight Thousand Seven Hundred Fifty (168,750) Preferred Units, at a price per unit equal to the Preferred Price Per Unit, representing an aggregate consideration of One Hundred Sixty-Eight Million Seven Hundred Fifty Thousand Dollars ($168,750,000), free and clear of any Encumbrances other than restrictions on transfer under the A&R LLC Agreement and applicable state and federal securities Laws. The Preferred Units issued to the Purchaser pursuant to this Section 1.1(b) shall be referred to in this Agreement as the “First Additional Purchased Units.” For the avoidance of doubt, the Purchaser shall have no obligation hereunder to acquire any of the First Additional Purchased Units unless and until the conditions set forth in Section 1.3(b) have been satisfied, including consummation of the Specified Financing with respect to ELN Building 02 on terms substantially consistent with those set forth on Schedule 6 hereto and otherwise in compliance with the terms set forth in Section 6.15 (Leverage Policy) of the A&R LLC Agreement (including, for the avoidance of doubt, the Specified Cure Period) within the Additional Financing Period and delivery of the First Additional Closing Notice in accordance with this Section 1.1(b).

(c) If the Issuer consummates the Specified Financing with respect to ELN Building 03 on terms substantially consistent with those set forth on Schedule 6 hereto and otherwise in compliance with the terms set forth in Section 6.15 (Leverage Policy) of the A&R LLC Agreement (including, for the avoidance of doubt, the Specified Cure Period) within the Additional Financing Period, the Issuer shall promptly deliver written notice thereof (the “Second Additional Closing Notice”) to the Purchaser and APLD. If the Issuer delivers the Second Additional Closing Notice, then, at the Second Additional Closing, subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Issuer, and the Issuer agrees to sell and issue to the Purchaser, an aggregate amount of One Hundred Sixty-Eight Thousand Seven Hundred Fifty (168,750) Preferred Units, at a price per unit equal to the Preferred Price Per Unit, representing an aggregate consideration of One Hundred Sixty-Eight Million Seven Hundred Fifty Thousand Dollars ($168,750,000), free and clear of any Encumbrances other than restrictions on transfer under the A&R LLC Agreement and applicable state and federal securities Laws. The Preferred Units issued to the Purchaser pursuant to this Section 1.1(c) shall be referred to in this Agreement as the “Second Additional Purchased Units and, together with the Initial Purchased Units and the First Additional Purchased Units, shall be referred to in this Agreement as the “Purchased Units” and collectively with the Issued Units, shall be referred to in this Agreement as the “Subject Units.” For the avoidance of doubt, the Purchaser shall have no obligation hereunder to acquire any of the Second Additional Purchased Units unless and until the conditions set forth in Section 1.3(b) have been satisfied, including consummation of the Specified Financing with respect to ELN Building 03 on terms substantially consistent with those set forth on Schedule 6 hereto and otherwise in compliance with the terms set forth in Section 6.15 (Leverage Policy) of the A&R LLC Agreement (including, for the avoidance of doubt, the Specified Cure Period) within the Additional Financing Period and delivery of the Second Additional Closing Notice in accordance with this Section 1.1(c).

1.2 Time and Place of the Closings; Payments.

(a) Unless this Agreement shall have been terminated in accordance with Section 6:

(i) Subject to satisfaction or waiver of the conditions set forth in Section 1.3(a), the closing of the purchase and sale of the Initial Purchased Units and the issuance of the Issued Units pursuant to Section 1.1(a) of this Agreement (the “Initial Closing”) shall take place remotely via the exchange of documents and signatures by electronic mail and/or facsimile on October 6, 2025 (the “Initial Closing Date”); provided, that if the conditions set forth in Section 1.3(a) are not satisfied or waived on the date hereof, then the Initial Closing Date shall be on the date that is fifteen (15) Business Days after satisfaction or waiver of such conditions.

(ii) The closing of the purchase and sale of the First Additional Purchased Units pursuant to Section 1.1(b) of this Agreement (the “First Additional Closing”), if applicable, shall take place remotely via the exchange of documents and signatures by electronic mail and/or facsimile (i) on the fifteenth (15th) Business Day following the later of (A) the date upon which the First Additional Closing Notice is received by the Purchaser and (B) the date upon which all of the conditions set forth in Section 1.3(b) have either been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the First Additional Closing, but subject to the satisfaction or waiver of such conditions at such time) or (ii) on such other date as the Issuer and the Purchaser may agree in writing (the date on which the First Additional Closing occurs being the “First Additional Closing Date”).

(iii) The closing of the purchase and sale of the Second Additional Purchased Units pursuant to Section 1.1(c) of this Agreement (the “Second Additional Closing” and, together with the First Additional Closing, the “Additional Closings” and, collectively with the Initial Closing, the “Individual Closings” and each an “Individual Closing”), if applicable, shall take place remotely via the exchange of documents and signatures by electronic mail and/or facsimile (i) on the fifteenth (15th)Business Day following the later of (A) the date upon which the Second Additional Closing Notice is received by the Purchaser and (B) the date upon which all of the conditions set forth in Section 1.3(b) have either been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the Second Additional Closing, but subject to the satisfaction or waiver of such conditions at such time) or (ii) on such other date as the Issuer and the Purchaser may agree in writing (the date on which the Second Additional Closing occurs being the “Second Additional Closing Date” and, together with the Initial Closing Date and the First Additional Closing Date, the “Individual Closing Dates”; provided, that, unless the context indicates otherwise, all references herein to an Individual Closing Date and an Individual Closing shall mean the date on which and the time at which such Individual Closing is effective). For avoidance of doubt, the Additional Closings may occur concurrently.

(b) At each Individual Closing, the Purchaser shall pay, or cause to be paid, to the Issuer by wire transfer of immediately available funds, to the account listed on Schedule 4 hereto, an aggregate amount equal to the number of Purchased Units being purchased by the Purchaser at the applicable Individual Closing multiplied by the Preferred Price Per Unit (in each case, the “Purchase Price” and, collectively, the “Aggregate Purchase Price”) and, against payment therefor, the Issuer shall issue such Purchased Units and, with respect to the Initial Closing, the Issued Units, to the Purchaser; provided, however, that notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 1.3(a)(iii)(1)), the Purchaser may, in its sole discretion, elect to deduct from, and offset against, without duplication, the Aggregate Purchase Price an amount (the “Offset Amount”) up to the total amount of the Purchaser Transaction Expenses, subject to the Purchaser Expense Cap; provided, further, that, in the event the Purchaser makes such an election, the Purchaser Transaction Expenses shall be reduced by an amount equal to such Offset Amount.

1.3 Conditions Precedent to the Individual Closings; Deliveries.

(a) Conditions Precedent to the Initial Closing.

(i) Conditions to Each Party’s Obligations at the Initial Closing. The respective obligations of the Parties to consummate the transactions to be performed by the Parties at the Initial Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Issuer and the Purchaser in accordance with this Agreement) of the following conditions: (x) no judgment, writ, Order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any Order of or by any Governmental Authority, shall have been issued, and (y) no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the consummation of the Closing, and there shall be no pending or outstanding investigation by any Governmental Authority with respect to the consummation of the Transactions.

(ii) Conditions to the Purchaser’s Obligations at the Initial Closing. The obligations of the Purchaser to consummate the transactions to be performed by the Purchaser at the Initial Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Purchaser in accordance with this Agreement) of each of the following conditions:

(1) (x) the Issuer Fundamental Representations and the APLD Fundamental Representations shall be true and correct in all respects as of the Effective Date and on and as of the Initial Closing, except to the extent expressly made as of an earlier date, in which case, as of such earlier date, and (y) all other representations and warranties contained in Sections 2 and 3 shall be true and correct in all respects as of the Effective Date and on and as of the Initial Closing as if made on and as of such date (except to the extent any such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect (excluding in respect of Section 2.14(a)(viii)), except, in the case of this clause (y), those instances in which the failure of the representations and warranties to be true and correct has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, the representations and warranties contained in Sections 2 and 3 shall not be inaccurate as of the Initial Closing solely as a result of the consummation of Phase I of the Pre-Closing Restructuring Plan in accordance with the terms of this Agreement;

(2) the Group Companies and APLD shall have, and APLD shall have caused APLD Holdings and the other members of the APLD Group to have, performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Group Companies, APLD, APLD Holdings or the other members of the APLD Group, as applicable, by the time of the Initial Closing;

(3) as of the Initial Closing, there shall not have occurred and be continuing any Material Adverse Effect;

(4) Phase I of the Pre-Closing Restructuring shall have been completed prior to the Initial Closing in accordance with the Pre-Closing Restructuring Plan and the terms of Section 5.12 (including, for the avoidance of doubt, the receipt of all applicable approvals and consents in connection therewith), and material documentation or other evidence of completion of Phase I of the Pre-Closing Restructuring and the Phase I Pre-Closing Restructuring Transfers satisfactory to the Purchaser in its reasonable discretion shall have been delivered to the Purchaser;

(5) all approvals, Consents and waivers that are listed on Section 1.3(a)(ii)(5) of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser;

(6) no Specified Event of Default shall have occurred and be continuing;

(7) as of the Initial Closing, APLD Holdings’ outstanding equity contributions to the Issuer (which, for the avoidance of doubt, includes all cash payments made, and all other property and/or assets contributed based on the cost of such property/assets, by any member of the APLD Group to the Issuer in respect of the ELN-02 Project prior to the Initial Closing that remain in the Issuer as of Closing), shall be equal to an amount no less than the Initial Funding Requirement;

(8) as of immediately prior to the Initial Closing, the authorized, issued and outstanding Equity Interests of the Issuer shall be represented by Common Units only, all of which shall be held and owned by its sole member APLD Holdings; and

(9) the Issuer and APLD, as applicable, shall have delivered (or caused to be delivered) to the Purchaser:

(A)	a true, correct and complete copy of the A&R LLC Agreement duly executed by each of APLD Holdings and the Issuer, which A&R LLC Agreement shall remain in full force and effect as of the Initial Closing (but for execution and delivery by the Purchaser);

(B)	a true, correct and complete copy of the Corporate Services Agreement duly executed by each of the parties thereto, which Corporate Services Agreement shall remain in full force and effect as of the Initial Closing;

(C)	an IRS Form W-9 properly completed by each of the Issuer and APLD Holdings (or if either the Issuer or APLD Holdings is disregarded for U.S. federal income tax purposes, its regarded owner for U.S. federal income tax purposes);

(D)	a certificate as to the satisfaction of the matters set forth in Sections 1.3(a)(ii)(1), 1.3(a)(ii)(2) and 1.3(a)(ii)(3) with respect to APLD, executed by an authorized officer of APLD in such officer’s capacity as such, and not in their individual capacity (the “APLD Initial Closing Certificate”);

(E)	a certificate as to the satisfaction of the matters set forth in Sections 1.3(a)(ii)(1), 1.3(a)(ii)(2) and 1.3(a)(ii)(3) with respect to the Issuer, executed by an authorized officer of the Issuer in such officer’s capacity as such, and not in their individual capacity (the “Issuer Initial Closing Certificate”);

(F)	a certificate as to the consummation of the APLD Holdings Equity Contributions, executed by an authorized officer of APLD Holdings in such officer’s capacity as such, and not in an individual capacity;

(G)	a true, correct and complete copy of the Common Stock Purchase Warrant, executed by APLD; and

(H)	a true, correct and complete copy of the Registration Rights Agreement, duly executed by APLD.

(iii) Conditions to the Issuer’s Obligations at the Initial Closing. The obligations of the Issuer to consummate the transactions to be performed by the Issuer at the Initial Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Issuer in accordance with this Agreement) of each of the following conditions:

(1) the simultaneous delivery by the Purchaser to the Issuer of the applicable Purchase Price by wire transfer of immediately available funds to the account designated in Schedule 4 hereto (subject to the terms of Section 1.2(b)); and

(2) the Purchaser shall have delivered to the Issuer:

(A)	a true, correct and complete copy of the A&R LLC Agreement duly executed by the Purchaser;

(B)	a true, correct and complete copy of the Registration Rights Agreement, duly executed by the Purchaser (or its applicable Affiliate);

(C)	if obtained by the Purchaser in accordance with Section 5.11, a true, accurate and complete copy of the R&W Policy; and

(D)	an IRS Form W-9, properly completed by the Purchaser (or if the Purchaser is disregarded for U.S. federal income tax purposes, its regarded owner for U.S. federal income tax purposes).

(b) Conditions Precedent to the Additional Closings.

(i) Conditions to Each Party’s Obligations at Each Additional Closings. The respective obligations of the Parties to consummate the transactions to be performed by the Parties at each Additional Closing are subject to the ongoing satisfaction (or, if permitted by applicable Law, ongoing waiver by the Issuer and the Purchaser in accordance with this Agreement) of the conditions set forth in Section 1.3(a)(i).

(ii) Conditions to the Purchaser’s Obligations at Each Additional Closing. The obligations of the Purchaser to consummate the transactions to be performed by the Purchaser at each Additional Closing is subject to (i) the ongoing satisfaction (or, if permitted by applicable Law, ongoing waiver by the Purchaser in accordance with this Agreement) of the conditions set forth in Section 1.3(a)(ii) and (ii) the satisfaction (or, if permitted by applicable Law, waiver by the Purchaser in accordance with this Agreement) of each of the following conditions:

(1) (x) the Issuer Fundamental Representations and the APLD Fundamental Representations shall be true and correct in all respects as of the Effective Date and on and as of such Additional Closing, except to the extent expressly made as of an earlier date, in which case, as of such earlier date, and (y) all other representations and warranties contained in Sections 2 and 3 shall be true and correct in all respects as of the Effective Date and on and as of such Additional Closing as if made on and as of such date (except to the extent any such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect (excluding in respect of Section 2.14(a)(viii)), except, in the case of this clause (y), those instances in which the failure of the representations and warranties to be true and correct has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, the representations and warranties contained in Sections 2 and 3 shall not be inaccurate as of such Additional Closing solely as a result of the consummation of Phase I or Phase II of the Pre-Closing Restructuring Plan in accordance with the terms of this Agreement;

(2) the Group Companies and APLD shall have, and APLD shall have caused APLD Holdings and the other members of the APLD Group to have, performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Group Companies, APLD, APLD Holdings or the other members of the APLD Group, as applicable, by the time of such Additional Closing;

(3) as of such Additional Closing, there shall not have occurred and be continuing any Material Adverse Effect;

(4) the Issuer and APLD, as applicable, shall have delivered (or caused to be delivered) to the Purchaser:

(A)	a certificate as to the satisfaction of the matters set forth in Sections 1.3(b)(ii)(1), (2) and (3) with respect to APLD, executed by an authorized officer of APLD in such officer’s capacity as such, and not in their individual capacity (each, an “APLD Additional Closing Certificate” and, together with the APLD Initial Closing Certificate, the “APLD Closing Certificates”);

(B)	a certificate as to the satisfaction of the matters set forth in Sections 1.3(b)(ii)(1), (2) and (3) with respect to the Issuer, executed by an authorized officer of the Issuer in such officer’s capacity as such, and not in their individual capacity (the “Issuer Additional Closing Certificate” and, together with the Issuer Initial Closing Certificate, the “Issuer Closing Certificates”);

(5) With respect to the First Additional Closing:

(A)	the consummation by the Issuer of the Specified Financing with respect to ELN Building 02 on terms substantially consistent with those set forth on Schedule 6 hereto and otherwise in compliance with the terms set forth in Section 6.15 (Leverage Policy) of the A&R LLC Agreement (including, for the avoidance of doubt, the Specified Cure Period), and delivery to the Purchaser of all material documentation evidencing the consummation thereof, duly executed by the parties thereto;

(B)	completion of Phase II of the Pre-Closing Restructuring (including, if the Second Additional Closing occurs prior to the First Additional Closing, with respect to ELN Building 03) in accordance with the Pre-Closing Restructuring Plan and the terms of Section 5.12 (including, for the avoidance of doubt, the receipt of all applicable approvals and consents in connection therewith), and delivery to the Purchaser of documentation or other evidence of completion thereof reasonably satisfactory to the Purchaser; and

(C)	the consummation of the Phase II Contribution (with respect to ELN Building 03).

(6) With respect to the Second Additional Closing:

(A)	the consummation by the Issuer of the Specified Financing with respect to ELN Building 03 on terms substantially consistent with those set forth on Schedule 6 hereto and otherwise in compliance with the terms set forth in Section 6.15 (Leverage Policy) of the A&R LLC Agreement (including, for the avoidance of doubt, the Specified Cure Period), and delivery to the Purchaser of all material documentation evidencing the consummation thereof, duly executed by the parties thereto;

(B)	completion of Phase II of the Pre-Closing Restructuring (including, if the First Additional Closing occurs prior to the Second Additional Closing, with respect to ELN Building 02) in accordance with the Pre-Closing Restructuring Plan and the terms of Section 5.12 (including, for the avoidance of doubt, the receipt of all applicable approvals and consents in connection therewith), and delivery to the Purchaser of documentation or other evidence of completion thereof satisfactory to the Purchaser in its reasonable discretion; and

(C)	the consummation of the Phase II Contribution (with respect to ELN Building 04).

(iii) Conditions to the Issuer’s Obligations at Each Additional Closing. The obligations of the Issuer to consummate the transactions to be performed by the Issuer at each Additional Closing is subject to the ongoing satisfaction (or, if permitted by applicable Law, ongoing waiver by the Issuer in accordance with this Agreement) of the conditions set forth in Section 1.3(a)(iii).

(c) Use of Proceeds. From the proceeds from sale of the Subject Units, the Issuer shall:

(i) first, pay (1) Transaction Expenses in accordance with this Agreement, and (2) the Transfer Taxes (if any) in accordance with Section 5.10, in each case, at the Initial Closing;

(ii) second, if and only if an Additional Closing occurs, fund in full the Escrow Account , as set forth in the A&R LLC Agreement; and

(iii) third, fund the construction costs in respect of the Specified HPC Assets and any other capital, general, administrative or operating expenses of the Issuer and its Subsidiaries, in each case, pursuant to the A&R LLC Agreement.

For the avoidance of doubt, the Issuer shall not use the proceeds from the sale of the Subject Units for any purpose other than as set forth in this Section 1.3(c).

1.4 Defined Terms Used in this Agreement. The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

(a) “A&R LLC Agreement” has the meaning set forth in the recitals.

(b) “Additional Closings” has the meaning set forth in Section 1.2(a)(iii).

(c) “Additional Financing Period” means the period beginning on the Initial Closing Date and ending upon (and including) the earlier of (x) the Second Additional Closing Outside Date and (y) the date of termination of this Agreement pursuant to and in accordance with Section 6.1.

(d) “Additional Transactions” has the meaning set forth in Section 6.1(b).

(e) “Affiliate” means with respect to any specified Person, (i) with respect to any natural Person, any trust, family limited partnership or similar entity created by such natural Person solely for the benefit of such natural Person for estate planning purposes, and (ii) with respect to any other Person, any Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such other Person; provided, that, for the purposes of this Agreement, the Purchaser and its Subsidiaries shall not be considered an “Affiliate” of any member of the Macquarie Group or any Investment Fund or Fund Vehicle affiliated with any member of the Macquarie Group or any portfolio company (as that term is customarily understood among institutional private equity investors) of any such Person, nor shall any member of the Macquarie Group or any Investment Fund or Fund Vehicle affiliated with any member of the Macquarie Group or any portfolio company of any such Person be considered an “Affiliate” of the Purchaser or its Subsidiaries, in each case other than with respect to the definition of “Non-Party Affiliate” and for the purposes of Sections 5.6, 5.7, 6.3(c), 7.1 and 7.2.

(f) “Aggregate Purchase Price” has the meaning set forth in Section 1.2(b).

(g) “Agreement” has the meaning set forth in the introductory paragraph.

(h) “Anti-Corruption Laws” means Laws, regulations, directives (including EU directives), conventions, treaties or guidelines related to public or commercial bribery, corruption, kickbacks, racketeering, fraud, or other improper payments including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997.

(i) “Anti-Money Laundering Laws” means Laws related to money laundering, anti-terrorism, proceeds of crime, or financial record keeping, including without limitation the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act).

(j) “APLD” has the meaning set forth in the recitals.

(k) “APLD Additional Closing Certificate” has the meaning set forth in Section 1.3(b)(ii)(4)(A).

(l) “APLD Closing Certificates” has the meaning set forth in Section 1.3(b)(ii)(4)(A).

(m) “APLD Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Qualification, Power and Authority), Section 3.2 (Authorization; Binding Effect), Section 3.5 (No Finder’s Fees), Section 3.6 (Outstanding Shares) and Section 3.7 (APLD Holdings Equity Contributions).

(n) “APLD Group” means APLD and each of its direct or indirect Subsidiaries (other than the Group Companies).

(o) “APLD Holdings” has the meaning set forth in the recitals.

(p) “APLD Holdings Equity Contributions” has the meaning set forth in Section 3.7.

(q) “APLD Initial Closing Certificate” has the meaning set forth in Section 1.3(a)(ii)(9)(D).

(r) “Balance Sheet Date” has the meaning set forth in Section 2.24(a).

(s) “Bridge Financing” means the entry by HPC Holdings, as borrower, and certain of its direct and indirect Subsidiaries, as guarantors, into the SMBC Credit Agreement, pursuant to which the Lenders (as defined in the SMBC Credit Agreement) agreed to provide a term loan facility to HPC Holdings, on the terms and subject to the conditions set forth therein, in order to finance certain amounts relating to the HPC Holdings’ data centers and data center land projects for the HPC Segment.

(t) “Business” means the business of (i) owning, developing, and operating the HPC Segment or the HPC Assets, (ii) leasing or acquiring real property for purposes of designing, developing and operating thereon data centers to provide digital infrastructure solutions for high performance computing applications, and (iii) conducting activities related to or incidental to the foregoing.

(u) “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

(v) “Chosen Courts” has the meaning set forth in Section 7.4.

(w) “Claim Notice” has the meaning set forth in Section 7.1(e).

(x) “Closing” means the final consummation of all Individual Closings.

(y) “Closing Date” means the date on which the Closing occurs.

(z) “Co-Investment Vehicles” means a customary investment vehicle (i) that is controlled by an Investment Fund, Fund Manager or Affiliates of the foregoing, and (ii) in which any outstanding equity securities not held by such Investment Fund, Fund Manager or any of their respective Affiliates constitute limited partner or other passive interests.

(aa) “Code” means the United States Internal Revenue Code of 1986, as amended.

(bb) “Collective Bargaining Agreement” means any material collective bargaining agreement, binding memorandum of understanding or similar contractual obligation between any of the Group Companies and any labor union or similar authorized employee representative representing employees of a Group Company.

(cc) “Common Stock Purchase Warrant” has the meaning set forth in the recitals.

(dd) “Common Unit” means a Unit representing a common limited liability company interest in the Issuer, with the rights and obligations to be set forth in the A&R LLC Agreement.

(ee) “Competing Transaction” means any (i) third party financing (whether equity, debt or otherwise) transaction where the primary use of proceeds is for funding the HPC Segment (or any portion thereof) or (ii) a sale, transfer, Encumbrance, sale leaseback, disposal or other similar transaction, in each case of this clause (ii), of the Equity Interests or assets of the Issuer, the HPC Segment or the ELN Campus involving a third party; provided, however, that a Competing Transaction shall not include (a) any public offering of debt or equity by APLD, (b) any public or private offering of convertible notes by APLD, (c) any offer, issuance or sale of APLD Series E-1 preferred stock, or (d) site-level project finance structured as debt, in each case of (a) through (d), solely to the extent not intended to replace, impede, delay, limit or prevent the transactions contemplated by this Agreement.

(ff) “Confidential Information” has the meaning set forth in Section 5.6(b).

(gg) “Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, effective as of July 23, 2024, by and between MIP VI Holdings II, LLC and APLD.

(hh) “Consent” means the consent, approval, authorization, novation, waiver, permit, grant, concession, agreement, license, exemption or Order of, registration, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

(ii) “Consent Letter” has the meaning set forth in the recitals.

(jj) “Contracts” has the meaning set forth in Section 2.9(a).

(kk) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

(ll) “Coreweave Building 2 Lease” means that certain Datacenter Lease for the property located at 9663 87th Avenue SE, Ellendale, ND, dated as of May 28, 2025, by and between APLD ELN-02 LLC, a Delaware limited liability company, as landlord, and Coreweave, Inc., a Delaware corporation, as tenant.

(mm) “Coreweave Building 3 Lease” means that certain Datacenter Lease for the property located at 9663 87th Avenue SE, Ellendale, ND, dated as of May 28, 2025, by and between APLD ELN-03 LLC, a Delaware limited liability company, as landlord, and Coreweave, Inc., a Delaware corporation, as tenant.

(nn) “Coreweave Building 4 Lease” means that certain Datacenter Lease for the property located at 9663 87th Avenue SE, Ellendale, ND, dated as of August 28, 2025, by and between APLD ELN-02 C LLC, a Delaware limited liability company, as landlord, and Coreweave, Inc., a Delaware corporation, as tenant.

(oo) “Coreweave Leases” means, collectively, the Coreweave Building 2 Lease, the Coreweave Building 3 Lease and the Coreweave Building 4 Lease.

(pp) “Corporate Services Agreement” has the meaning set forth in the recitals.

(qq) “Data Center Lease” means any master service agreement, colocation agreement, lease, sublease or similar Contract (including service or similar orders thereunder) in respect of the HPC Segment, in each case, that has been executed as of the Effective Date or the applicable Individual Closing Date (including the Coreweave Leases), to which any of the Group Companies or, if related to the Business, any member of the APLD Group is a party and by which any of the Group Companies or member of the APLD Group, as applicable, grants or proposes to grant a Person a leasehold estate, leasehold interest, subleasehold estate, sublease interest, license or the right to use or occupy space in, or to receive power or ancillary services related to, any high performance computing data center.

(rr) “Data Room” has the meaning set forth in Section 7.8.

(ss) “Deductible Amount” means an amount equal to One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000).

(tt) “Disclosure Schedule” means that certain disclosure schedule delivered pursuant to the terms of this Agreement and attached hereto as Schedule 5.

(uu) “Disqualification Event” has the meaning set forth in Section 2.5(b).

(vv) “Effective Date” has the meaning set forth in the introductory paragraph.

(ww) “ELN-02” means APLD ELN-02 LLC, a Delaware limited liability company.

(xx) “ELN-02 Project” means the development and operation of the ELN Building 02.

(yy) “ELN-03” means APLD ELN-03 LLC, a Delaware limited liability company.

(zz) “ELN-04” means APLD ELN-02 C LLC, a Delaware limited liability company.

(aaa) “ELN Building 02” means that certain data center having an aggregate amount of electrical power available for use of one hundred (100) megawatts located at the ELN Campus on the parcel described as Outlot 4-4, being part of the Outlot 4-2 located within the SE1/4 of Sec. 4, Twp. 129N., Rge. 63W., of the 5th P.M., Dickey County, North Dakota, which is commonly referred to by the Issuer as “Polaris Forge 1-1.”

(bbb) “ELN Building 03” means the data center commonly referred to by the Issuer as “Polaris Forge 1-2” at the ELN Campus which, as of the Effective Date, is in the initial stages of development.

(ccc) “ELN Building 04” means the data center commonly referred to by the Issuer as “Polaris Forge 1-3” at the ELN Campus which, as of the Effective Date, is in the initial stages of development.

(ddd) “ELN Campus” means that certain real property located in Ellendale, North Dakota on which and all buildings and other improvements thereon, in each case, owned and/or leased by the Issuer for use in the HPC Segment.

(eee) “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other employment, retirement, pension, profit sharing, deferred compensation, equity or equity-based, bonus, incentive, severance, change-in-control, welfare, fringe benefit and each other similar employee benefit plan, policy, program, agreement, contract, or arrangement, whether written or oral, qualified or non-qualified, or funded or unfunded.

(fff) “Encumbrance” means any lien, pledge, lease or sublease (other than Data Center Leases), license, hypothecation, charge, mortgage, security interest, encumbrance, deed of trust, option, right of first refusal or similar encumbrance.

(ggg) “Enforceability Exceptions” has the meaning set forth in Section 2.4.

(hhh) “Environmental Laws” means all Laws concerning pollution, public or worker health or safety, or protection of the environment.

(iii) “Equity Interests” means any (i) shares or units of capital stock or voting securities, (ii) membership or partnership interests or units, (iii) other interest, appreciation or participation (including phantom shares, units or interests) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (iv) subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests contemplated by clauses (i) through (iii) of this sentence, or any other equity securities, or (v) securities convertible into or exercisable or exchangeable for any of the interests in any of the equity interests contemplated by clauses (i) through (iv) of this sentence or any other equity securities.

(jjj) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(kkk) “Escrow Account” has the meaning set forth in the A&R LLC Agreement.

(lll) “Existing Agreement” has the meaning set forth in the introductory paragraph.

(mmm) “Existing LLC Agreement” has the meaning set forth in the recitals.

(nnn) “Financial Reports” has the meaning set forth in Section 2.24(a).

(ooo) “First Additional Closing” has the meaning set forth in Section 1.2(a)(ii).

(ppp) “First Additional Closing Date” has the meaning set forth in Section 1.2(a)(ii).

(qqq) “First Additional Closing Notice” has the meaning set forth in Section 1.1(b).

(rrr) First Additional Closing Outside Date” has the meaning set forth in Section 6.1(f)(ii).

(sss) “First Additional Purchased Units” has the meaning set forth in Section 1.1(b).

(ttt) “First Amendment” has the meaning set forth in the introductory paragraph.

(uuu) “Fraud” means, with respect to any Person, actual common law fraud on the part of such Person making the representations and warranties set forth in Sections 2, 3 or 4 of this Agreement, or any certificates delivered hereunder, as applicable, as interpreted by Delaware courts applying Delaware law. “Fraud” shall not include any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory, and a Person who has not made the representation constituting the fraudulent misrepresentation shall not have liability for Fraud in respect of such fraudulent misrepresentation.

(vvv) “Fund Advisor” means, with respect to any Investment Fund that does not have a Fund Manager, the primary or principal entity that provides investment advice to such Investment Fund.

(www) “Fund Manager” means, with respect to any Investment Fund, any general partner, trustee, responsible entity, manager, or other entity performing a similar function with respect to such Investment Fund.

(xxx) “Fund Vehicle” means (i) an Investment Fund that makes investments in multiple portfolio companies, together with any alternative investment vehicles, (ii) feeder funds, parallel funds, intermediate entities, blocker corporations or other entities, in each case, that was formed for the purposes of investment with any fund described in clause (i) and was not formed primarily to invest in the Issuer or any of its Subsidiaries and (iii) any investment vehicle, directly or indirectly, controlled by any fund described in clause (i) or (ii).

(yyy) “GAAP” means United States generally accepted accounting principles.

(zzz) “Governing Documents” means, when used with respect to an entity, the documents governing the formation, governance or organization of such entity, including, without limitation, (i) in the instance of a corporation, the articles or certificate of incorporation and bylaws of such corporation or other documents customarily considered to be the equivalent; (ii) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement or other documents customarily considered to be equivalent documents; (iii) in the instance of a limited liability company, the certificate of formation and limited liability company agreement or other documents customarily considered to be equivalent documents; and (iv) in the instance of an unlimited liability company, the certificate of incorporation, notice of articles and articles of such corporation.

(aaaa) “Government Official” has the meaning set forth in Section 2.13.

(bbbb) “Governmental Authority” means any federal, state, local, or other government, or any court, governmental division or department, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality of any nature, domestic or foreign (including an arbitral tribunal).

(cccc) “Group Companies” means the Issuer and its direct or indirect Subsidiaries.

(dddd) “HPC Assets” means all material tangible and intangible assets, properties, Contracts and rights of the APLD Group, the Group Companies, ELN-02, ELN-03 or ELN-04 that are required or necessary for, or primarily related to, or used in or held for use in connection with, useful in, or otherwise material to the Business, including (i) the HPC Segment and related assets, properties and rights, (ii) all of the APLD Group’s, Group Companies’, ELN-02’s, ELN-03’s and ELN-04’s data centers and datacenter land projects for the HPC Segment (including the ELN Building 02, ELN Building 03, ELN Building 04 and the Substation), (iii) all Data Center Leases and (iv) the Specified HPC Assets; provided, however, that “HPC Assets” shall be deemed to exclude any assets, properties, Contracts and rights exclusively related to the Specified Properties.

(eeee) “HPC Segment” means APLD’s high performance computing segment for data centers (other than for use in crypto mining, APLD’s cloud services business, the operation of the data center in Jamestown, North Dakota as presently conducted or hosting APLD’s owned or leased computing equipment).

(ffff) “Indemnification Claim” has the meaning set forth in Section 7.1(e).

(gggg) “Indemnity Dispute Period” has the meaning set forth in Section 7.1(f).

(hhhh) “Initial Closing” has the meaning set forth in Section 1.2(a)(i).

(iiii) “Initial Closing Date” has the meaning set forth in Section 1.2(a)(i).

(jjjj) “Initial Closing Outside Date” has the meaning set forth in Section 6.1(f)(i).

(kkkk) “Initial Funding Requirement” means an amount equal to $500,000,000.

(llll) “Initial Purchased Units” has the meaning set forth in Section 1.1(a)(i).

(mmmm) “Initial Transactions” has the meaning set forth in Section 6.1(b).

(nnnn) “Insurance Policies” has the meaning set forth in Section 2.17.

(oooo) “Intellectual Property” means all worldwide intellectual property rights, including (i) patents and patent applications, (ii) trademarks, service marks, trade names, trade dress, logos, domain names and other source identifiers, together with the goodwill associated therewith, (iii) copyrights and works of authorship, including copyrights in Software, (iv) confidential and proprietary information, including trade secrets, inventions and know-how, (v) Software and (vi) registrations and applications for registration of the foregoing.

(pppp) “Interim Period” has the meaning set forth in Section 5.1.

(qqqq) “Investment Fund” means (i) a private equity fund, hedge fund, family office or other investment fund that makes investments in debt or equity securities and/or portfolio companies, (ii) an alternative investment vehicle for a private equity fund, hedge fund, family office or other investment fund making investments of the type described in the foregoing clause (i), (iii) any Person (other than a portfolio company), directly or indirectly, controlled by, or under common control with, any private equity fund, hedge fund, family office or other investment fund (or group of affiliated private equity funds, hedge funds, family offices or other investment funds) described in the foregoing clauses (i) and (ii), and/or (iv) any general partner or managing member who is an Affiliate of any of the foregoing.

(rrrr) “IRS” means the United States Internal Revenue Service.

(ssss) “Issued Units” has the meaning set forth in the recitals.

(tttt) “Issuer” has the meaning set forth in the introductory paragraph.

(uuuu) “Issuer Additional Closing Certificate” has the meaning set forth in Section 1.3(b)(ii)(4)(B).

(vvvv) “Issuer Closing Certificates” has the meaning set forth in Section 1.3(b)(ii)(4)(B).

(wwww) “Issuer Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization, Qualification, Power and Authority), Section 2.2(a) (Capitalization; Subsidiaries), Section 2.4 (Authorization; Binding Effect), Section 2.5(a) (Valid Issuance of Subject Units), Section 2.16 (Taxes) and Section 2.20 (No Finder’s Fees).

(xxxx) “Issuer Initial Closing Certificate” has the meaning set forth in Section 1.3(a)(ii)(9)(E).

(yyyy) “Issuer Intellectual Property” means all Intellectual Property owned, purported to be owned or licensed by the Issuer and its Subsidiaries for the conduct of the Business, as currently conducted.

(zzzz) “Issuer Transaction Expenses” means the following out-of-pocket costs, fees and expenses to the extent incurred by any Group Company on or before the Initial Closing Date in connection with the Transactions, which are unpaid as of the Initial Closing, including: (i) the fees and expenses of Lowenstein Sandler LLP; and (ii) the fees and expenses of KPMG LLP; provided, that Issuer Transaction Expenses shall not exceed $3,000,000. Any costs, fees and expenses incurred by any member of the APLD Group (other than a Group Company) shall not be deemed Issuer Transaction Expenses, and the Parties hereby agree that the Group Companies shall have no liability therefor. Issuer Transaction Expenses shall not include (x) any Pre-Closing Restructuring Expenses or (y) any fees, commissions or expenses payable to any broker, finder, agent or similar advisor with respect to Transactions.

(aaaaa) “IT Assets” means all hardware, Software, systems, networks, applications, websites, and other information technology assets or equipment.

(bbbbb) “Knowledge” with respect to APLD or the Issuer, including the phrase “to the Knowledge of APLD” and “to the Knowledge of the Issuer,” means the actual knowledge of Wes Cummins, Saidal Mohmand, Mark Chavez, Syed A. Raza, Nick Phillips, Zack Stevens, LaTascha Durden and Janelle Combs none of whom will have any personal liability or obligations regarding such knowledge.

(ccccc) “Law” means any statute, law (including common law), ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, determination or other requirement or rule of law of any Governmental Authority.

(ddddd) “Leased Real Property” means the real property leased or subleased to any Group Company and used in the Business, as presently conducted.

(eeeee) “Leases” means all leases, licenses and subleases, including all amendments, extensions, renewals, modifications and guaranties with respect thereto, pursuant to which any Group Company holds any Leased Real Property.

(fffff) “Legal Proceeding” means any judicial, administrative or arbitral actions, litigation, investigations, suits, demands, action, causes of action, claims, audits, arbitrations, assessments or proceedings of any nature (in each case whether civil, criminal, administrative or investigative, whether formal or informal, whether public or private, whether in Law, in equity or otherwise), including appeals, by or before or involving a Governmental Authority.

(ggggg) “Look-Back Date” means January 1, 2023.

(hhhhh) “Limited Guarantee” has the meaning set forth in the recitals.

(iiiii) “Losses” means any claims, injuries, losses, damages, liabilities (including any liabilities for Taxes), settlements, judgments, awards, penalties, fines, costs or expenses (including reasonable legal, expert and consultant fees and expenses).

(jjjjj) “Macquarie Equity Investors” means Macquarie Infrastructure Partners VI SCSp and Macquarie Infrastructure Partners VI, L.P.

(kkkkk) “Macquarie Group” means (i) Macquarie Group Limited (“MGL”), any holding company of MGL (including any holding company interposed for the purposes of an internal reorganization) (an “MGL Holding Company”), any subsidiary undertaking of MGL or of an MGL Holding Company; (ii) any Fund Vehicle or other legal entity which is advised by or the assets of which are managed by any entity referred to in the immediately preceding clause (i), including Macquarie Infrastructure Partners VI SCSp, Macquarie Infrastructure Partners VI, L.P., and their respective general partners; and (iii) any subsidiary undertaking of a Fund Vehicle or legal entity referred to in the immediately preceding clause (ii); provided, however, that the term “advised” means being in receipt of advice in relation to the management of investments of that legal entity which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a manager of the relevant legal entity.

(lllll) “Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts (each, an “Effect”) that, individually or in the aggregate with other Effects, (x) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), operations, assets, liabilities or results of operations of the Group Companies or the Business, taken as a whole or (y) would reasonably be expected to materially impair or delay the ability of the Issuer or APLD to perform their respective obligations under this Agreement and the other documents contemplated hereby and to consummate the transactions contemplated hereby and thereby; provided, however, that, in the case of clause (x) only, a Material Adverse Effect shall not include the effect of any Effect to the extent resulting from, relating to, arising out of or attributable to any of the following: (i) the consummation of the Transactions (provided, that this clause (i) shall not apply to any representations or warranty expressly addressing the consequences resulting from the execution or announcement of the Transactions (or any condition to any Individual Closing related thereto)); (ii) matters generally applicable to the industry in which the Issuer and its Subsidiaries operate; (iii) any changes after the Effective Date in (a) the United States or global economy or capital or financial markets generally, (b) interest rates or currency exchange rates or (c) trade agreements, tariffs, anti-dumping actions or other trade actions; (iv) any changes after the Effective Date in Laws, including enacted legislation or regulatory changes or changes after the Effective Date in GAAP or regulatory accounting principles applicable to the Issuer and its Subsidiaries; (v) any natural disaster, national or international political or social actions or conditions, the engagement of any country or foreign organization in hostilities or war (or the escalation thereof), whether or not pursuant to the declaration of a national emergency or war, act of terrorism, epidemic, pandemic, virus or other disease outbreak, state of emergency, public health crisis or other public health event, or any material worsening or escalation of any of the foregoing; (vi) failure in and of itself (as distinguished from any change or event giving rise or contributing to such failure, provided, that any change or event giving rise or contributing to such failure may be taken into account if not otherwise excluded under the other subclauses of this definition) by the any Group Company to meet any projected financial or non-financial performance; (vii) any actions taken, or failures to take any action, in each case, to which the Purchaser has consented in writing; or (viii) any action taken by any Group Company that is expressly required or contemplated of this Agreement, except, in the case of the foregoing clauses (ii), (iii), (iv) and (v), to the extent the Group Companies, taken as a whole, are disproportionately affected thereby as compared to the other businesses or participants engaged in the same industry and geographies in which the Group Companies operate.

(mmmmm) “Material Contract” has the meaning set forth in Section 2.9(a).

(nnnnn) “Material Permits” has the meaning set forth in Section 2.18.

(ooooo) “Material Suppliers” has the meaning set forth in Section 2.21.

(ppppp) “Maximum Fundamental Indemnification Amount” means Four Hundred Fifty Million Dollars ($450,000,000).

(qqqqq) “Maximum General Indemnification Amount” means Forty-Five Million Dollars ($45,000,000).

(rrrrr) “Non-Party Affiliates” has the meaning set forth in Section 7.2.

(sssss) “Offset Amount” has the meaning set forth in Section 1.2(b).

(ttttt) “Order” means any judgment, order, ruling, decision, verdict, subpoena, mandate, precept, command, consent, administrative order, writ, directive, stipulation, injunction, award, decree or similar legal restraint of, or binding settlement having the same effect with, any Governmental Authority, in each case, whether permanent, preliminary or temporary.

(uuuuu) “Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in accordance with the Group Companies’ and, if related to the Business, APLD’s normal customs, practices and procedures as presently conducted, consistent with past practice.

(vvvvv) “Original Agreement” has the meaning set forth in the introductory paragraph.

(wwwww) “Original Agreement Date” has the meaning set forth in the introductory paragraph.

(xxxxx) “Original Agreement Parties” has the meaning set forth in the recitals.

(yyyyy) “Outside Date” has the meaning set forth in Section 6.1(f)(iii).

(zzzzz) “Owned Properties” has the meaning set forth in Section 2.12(a).

(aaaaaa) “Party” has the meaning set forth in the introductory paragraph.

(bbbbbb) “Permitted Affiliate Transactions” has the meaning set forth in Section 2.10.

(cccccc) “Permitted Encumbrances” means (i) those Encumbrances set forth on Schedule 1 attached hereto; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business with respect to any amounts not yet delinquent or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business with respect to any amounts not yet delinquent or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (iv) statutory liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves have been established in accordance with GAAP; (v) easements, covenants, rights-of-way and other similar restrictions of record that do not materially interfere with the present uses or occupancy of real property owned or leased by Group Company; (vi) any conditions that may be shown by a current, accurate survey or physical inspection of any parcel of real property owned or leased by any Group Company that do not materially interfere with the present uses or occupancy of such assets; and (vii) (1) zoning, building and other similar restrictions that are not violated by the current use or operation of the Owned Properties or Leased Real Property, and (2) Encumbrances created under any of the Leases, or other real property lease or sublease, in favor of the landlord or sublandlord thereunder for amounts not yet due.

(dddddd) “Permitted Transferees” means, with respect to the Purchaser or any of its Permitted Transferees, any of the Purchaser’s or Permitted Transferee’s Related Party Transferees or Co-Investment Vehicles.

(eeeeee) “Person” means any individual, corporation, partnership, limited liability company, trust, association or any other entity.

(ffffff) “Personal Data” has the same meaning as the term “personal data”, “personal information”, “personally identifiable information”, or “protected health information” and similar terms under applicable privacy Laws.

(gggggg) “Phase II Contribution” means (i) with respect to ELN Building 03, the contribution by APLD and its Affiliates to the Issuer of all rights, obligations, properties and assets relating to ELN Building 03, as further described in Phase II of the Pre-Closing Restructuring Plan and (ii) with respect to ELN Building 04, the contribution by APLD and its Affiliates to the Issuer of all rights, obligations, properties and assets relating to ELN Building 04, as further described in Phase II of the Pre-Closing Restructuring Plan, and, in each case, delivery to the Purchaser of documentation or other evidence of completion thereof reasonably satisfactory to the Purchaser.

(hhhhhh) “Physical Network” means fibers and related infrastructure (including poles, ducts, and highway shoulders) owned or leased (whether pursuant to a lease, indefeasible right of use or otherwise) by a Group Company or its Affiliates and used in connection with the Business.

(iiiiii) “Pre-Closing Restructuring” has the meaning set forth in the recitals.

(jjjjjj) “Pre-Closing Restructuring Documents” has the meaning set forth in Section 5.12(a).

(kkkkkk) “Pre-Closing Restructuring Expenses” has the meaning set forth in Section 5.12(d).

(llllll) “Pre-Closing Restructuring Plan” has the meaning set forth in the recitals.

(mmmmmm) “Pre-Closing Restructuring Transfers” has the meaning set forth in Section 5.12(b).

(nnnnnn) “Pre-Operational Data Centers” means the data centers (or portions thereof) owned, leased or managed by the Group Companies that are under construction or development (including the buildout of any shell space).

(oooooo) “Preferred Price Per Unit” means a price per Preferred Unit of One Thousand Dollars and Zero Cents ($1,000.00).

(pppppp) “Preferred Unit” means a Unit representing a preferred limited liability company interest in the Issuer with the rights and obligations to be set forth in the A&R LLC Agreement.

(qqqqqq) “Privacy Requirements” means applicable Laws, binding industry or self-regulatory standards and public or posted policies relating to privacy, data protection, and the processing (as defined in applicable Laws) of Personal Data.

(rrrrrr) “Purchase Price” has the meaning set forth in Section 1.2(b).

(ssssss) “Purchased Units” has the meaning set forth in Section 1.1(c).

(tttttt) “Purchaser” has the meaning set forth in the introductory paragraph.

(uuuuuu) “Purchaser Equity Commitment Letter” has the meaning set forth in the recitals.

(vvvvvv) “Purchaser Expense Cap” has the meaning set forth in Section 7.3.

(wwwwww) “Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Authorization) and Section 4.9 (No Finder’s Fees).

(xxxxxx) “Purchaser Indemnified Parties” has the meaning set forth in Section 7.1(a)(i).

(yyyyyy) “Purchaser Managed Vehicles” means any (i) Fund Vehicle, co-investment scheme or vehicle, managed account or collective investment vehicle managed, controlled or advised by the Purchaser or any affiliate thereof, (ii) any affiliate of the Purchaser formed to invest in one (1) or more Fund Vehicles or co-investment schemes or vehicles managed, controlled or advised by the Purchaser or any affiliate thereof or (iii) any entity Controlled or directly or indirectly wholly owned by one (1) or more funds or vehicles specified in the foregoing clauses (i) and (ii), in each case formed primarily to invest third party capital.

(zzzzzz) “Purchaser Transaction Expenses” has the meaning set forth in Section 7.13.

(aaaaaaa) “R&W Binder” has the meaning set forth in the recitals.

(bbbbbbb) “R&W Policy” has the meaning set forth in Section 5.11.

(ccccccc) “Registration Rights Agreement” has the meaning set forth in the recitals.

(ddddddd) “Regulatory Remedy” means (i) proposing, negotiating, committing to, agreeing to and effecting, by consent, decree, hold separate orders or otherwise, the sale, lease, divestiture, disposition, or license (or holdings separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, (ii) otherwise taking or committing or agreeing to restrictions or actions that limit the freedom of action or operations with respect to, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, (iii) otherwise agreeing to any other structural or conduct remedy, or (iv) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses.

(eeeeeee) “Related Party Transferee” means (i) with respect to any Person that is an Investment Fund or is directly or indirectly owned by an Investment Fund, (1) the Fund Manager or Fund Advisor of such Investment Fund, (2) the Affiliates of such Fund Manager or Fund Advisor, (3) any Investment Fund managed by such Fund Manager or its Affiliates and any Investment Fund advised by such Fund Advisor or its Affiliates (including, in respect of the Purchaser, any Purchaser Managed Vehicle), or (4) any direct or indirect Subsidiary or portfolio company (as that term is customarily understood among institutional private equity investors) of such Fund Manager, Fund Advisor, their Affiliates or other Investment Fund and (ii) with respect to any Person that is not and is not directly or indirectly owned by an Investment Fund, its Affiliates; provided that, in each case, such Related Party Transferee is a “United States person” as defined in Section 7701(a)(30) of the Code unless otherwise reasonably agreed to by APLD.

(fffffff) “Representatives” means, with respect to any Party or other Person, the officers, directors, managers, members, trustees, employees, agents, counsel, accountants, financial advisors and other representatives of such Party or other Person.

(ggggggg) “Retained Business Assets” means any asset, right, Contract and claim of the Group Companies other than the Specified HPC Assets.

(hhhhhhh) “Retained Business Liability” means any liability or obligation, without duplication, whether known or unknown and whether arising before, at or after the Initial Closing, arising from or related to the businesses of the Group Companies, including any such unpaid liability or unsatisfied obligation with respect to any Specified Employee as of the date of the transfer of such Specified Employee’s employment in connection with the Pre-Closing Restructuring hereof and in respect of such transfer of such Specified Employee’s employment, other than, for the avoidance of doubt, to the extent related to the Specified HPC Assets.

(iiiiiii) “Sanctioned Country” means, at any time, any country (or government of any country), region, or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea, Kherson, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, Syria and Venezuela).

(jjjjjjj) “Sanctioned Person” means any Person that is (i) listed on any Sanctions-related list of designated or blocked persons issued by the United States government (including, but not limited to, the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any EU Member State, HM’s Treasury of the United Kingdom, or any other Sanctions authority with jurisdiction over the Issuer, (ii) located in, ordinarily resident in, organized under the Laws of or ordinarily resident in, or the government of, a Sanctioned Country, (iii) 50% or greater owned or controlled by, or acting on behalf of, any such Person or Persons described in the foregoing clauses (i) and (ii), or (iv) otherwise a subject or target of any Sanctions.

(kkkkkkk) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including, but not limited to, the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any EU Member State, HM’s Treasury of the United Kingdom or any other Sanctions authority with jurisdiction over the Issuer.

(lllllll) “Second Additional Closing” has the meaning set forth in Section 1.2(a)(iii).

(mmmmmmm) “Second Additional Closing Date” has the meaning set forth in Section 1.2(a)(iii).

(nnnnnnn) “Second Additional Closing Notice” has the meaning set forth in Section 1.1(c).

(ooooooo) “Second Additional Closing Outside Date” has the meaning set forth in Section 6.1(f)(iii).

(ppppppp) “Second Additional Purchased Units” has the meaning set forth in Section 1.1(c).

(qqqqqqq) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(rrrrrrr) “Settlement” has the meaning set forth in Section 7.1(f).

(sssssss) “SMBC Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of February 11, 2025, among HPC Holdings, each Subsidiary Guarantor (as defined therein) from time to time party thereto, each Lender from time to time party thereto, and Sumitomo Mitsui Banking Corporation, as Administrative Agent and as Collateral Agent (in each case, as defined therein).

(ttttttt) “Software” means all (i) computer programs, whether in source code or object code, and (ii) documentation, including user manuals and other training documentation, related thereto.

(uuuuuuu) “Specified Employee Plan” has the meaning set forth in Section 2.15(a).

(vvvvvvv) “Specified Employees” has the meaning set forth in Section 2.15(b).

(wwwwwww) “Specified Event of Default” means an event of default under any Data Center Lease or any documentation applicable to the Specified Financing (to the extent such Specified Financing is in place at the time of such event of default) or the Bridge Financing (except to the extent such Bridge Financing is repaid in full in accordance with Section 5.14).

(xxxxxxx) “Specified Financing” means a construction loan agreement to be entered into by certain subsidiaries of the Issuer in their respective capacities as borrowers and the lenders and agents party thereto, the proceeds of which will be used to, among other things, pay off the loans under the SMBC Credit Agreement and developing and improving the ELN Campus and the buildings thereon (including the ELN Building 02 and ELN Building 03), on terms substantially consistent with those set forth on Schedule 6 hereto and otherwise in compliance with the terms set forth in Section 6.15 (Leverage Policy) of the A&R LLC Agreement.

(yyyyyyy) “Specified HPC Assets” means (i) all HPC Assets related to, or that are required or necessary for, the ELN-02 Project (including, for the avoidance of doubt, the Substation) and (ii) any other assets, properties or rights of APLD and its Subsidiaries (including the Group Companies) mutually identified and agreed to by the Parties in writing prior to the Initial Closing to be transferred to, or retained by, the Group Companies at the Initial Closing.

(zzzzzzz) “Specified Properties” means the properties described on Schedule 3 hereto.

(aaaaaaaa) “Subject Units” has the meaning set forth in Section 1.1(c).

(bbbbbbbb) “Subsidiaries” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person, including, in the case of Issuer, the Persons set forth in Section 2.2(a) of the Disclosure Schedule.

(cccccccc) “Substation” means the electrical power substation located on the parcel described as Outlot 4-2 of the ELN Campus.

(dddddddd) “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, levies, or other similar assessments, including gross income, net income, franchise, capital, real property, personal property (whether tangible or intangible), withholding, payroll, employment, unemployment, environmental, social security (or similar, including FICA), social contribution, disability, transfer, sales, use, excise, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, branch profits, license, severance, premium, windfall profits, capital gains, gaming, stamp, registration, escheat, alternative, occupation, estimated, lease, value-added, alternative or add-on minimum and all other taxes or customs duty of any kind imposed by any Governmental Authority or any charge of any kind in the nature of (or similar to) taxes whatsoever, whether disputed or not, and (ii) any charges, interest, additions to tax or penalties imposed by a Governmental Authority in respect of the items in clause (i), whether disputed or not.

(eeeeeeee) “Tax Return” means any report, return, declaration, claim for refund or other statement or information filed or required to be supplied to a Governmental Authority or any other Person in connection with Taxes, including estimated returns and reports of any kind with respect to Taxes and including any schedule or attachments thereto and any amendments thereof.

(ffffffff) “Termination Fee” has the meaning set forth in Section 6.3(a).

(gggggggg) “Third Party Claim” has the meaning set forth in Section 7.1(e).

(hhhhhhhh) “Transaction Agreements” means this Agreement, the Corporate Services Agreement, the A&R LLC Agreement, the Common Stock Purchase Warrant, the Registration Rights Agreement, the Purchaser Equity Commitment Letter and the Limited Guarantee.

(iiiiiiii) “Transaction Expenses” means the aggregate amount of the Issuer Transaction Expenses and the Purchaser Transaction Expenses.

(jjjjjjjj) “Transaction Proceedings” has the meaning set forth in Section 5.13.

(kkkkkkkk) “Transactions” means the transactions contemplated by the Transaction Agreements (including, for the avoidance of doubt, this Agreement).

(llllllll) “Transfer Taxes” has the meaning set forth in Section 5.10.

(mmmmmmmm) “Treasury Regulations” means the final, temporary and proposed regulations promulgated under the Code.

(nnnnnnnn) “Unit” means membership interests the Issuer is authorized to issue.

2. Representations and Warranties Relating to the Group Companies and the Business. The Issuer hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Schedule 5 to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the Effective Date and each Individual Closing Date, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

2.1 Organization, Qualification, Power and Authority. Each Group Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Group Company is qualified to conduct business and in good standing under the Laws of each jurisdiction where such qualification is required, except, in each case, where the lack of such qualification or the failure to be in good standing, has not and would not reasonably be expected to (i) prevent, materially impair or materially delay the ability of the Issuer to perform its obligations hereunder and (ii) be material to the Group Companies or the Business, taken as a whole. Each Group Company has the requisite power and authority to carry on the businesses in which it is engaged (including the Business) and to own, lease, operate and use the material assets, rights and properties owned or used by it, except as would not reasonably be expected to (a) prevent, materially impair or materially delay the ability of the Issuer to perform its obligations hereunder and (b) be material to the Group Companies or the Business, taken as a whole. The Issuer was initially formed solely for the purposes of facilitating the Transactions, including holding the equity interests of ELN-02, and it has not conducted any other business prior to the Effective Date and has no, and at the applicable Individual Closing will have no, assets, liabilities or obligations of any nature other than those incident to its formation and purposes (including, for the avoidance of doubt, the equity interests of ELN-02), or pursuant to this Agreement, the Transactions or any other transactions contemplated hereby or thereby, or unless otherwise consented to by the Purchaser in writing.

2.2 Capitalization; Subsidiaries.

(a) A true, complete and correct capitalization table showing the ownership of all of the issued and outstanding Equity Interests of each Group Company as of the Effective Date and each Individual Closing is set forth on Section 2.2(a) of the Disclosure Schedule. All of the issued and outstanding Equity Interests of the Group Companies have been duly authorized and validly issued, fully paid and were not issued in contravention of the Group Companies’ Governing Documents, any preemptive rights, subscription rights, rights of first refusal or first offer, options, warrants, convertible or exchangeable securities or similar rights or agreements or any state or federal securities Laws. None of the Group Companies has at any time issued or granted, and there are no outstanding or authorized, compensatory equity or equity-based interests with respect to the Equity Interests of any Group Company, including without limitation, any options, appreciation rights, profits interests, restricted units, phantom equity or similar awards or rights. Except as set forth in the Governing Documents of the Group Companies, there are no Encumbrances, outstanding or authorized options, warrants, phantom equity rights, purchase rights, calls, convertible securities, subscription rights, preemptive rights, rights of first refusal, registration rights, conversion rights, voting rights, exchange rights or other contracts or commitments that would require any Group Company to issue, sell, transfer, repurchase, redeem or otherwise acquire, retire or cause to become outstanding any of the Equity Interests of the Group Companies.

(b) The Issuer does not, directly or indirectly, own any Equity Interests or other securities of any Person other than the Group Companies set forth on Section 2.2(a) of the Disclosure Schedule.

(c) No Specified Event of Default has occurred and is continuing.

2.3 Governing Documents. True, complete and correct copies of the Governing Documents for each of the Group Companies, as amended and/or restated and in effect as of the Effective Date (i) have been provided to the Purchaser prior to the Effective Date, and (ii) permit the Issuer to control all material decisions relating to such Group Companies (other than the Issuer). None of the Group Companies are in default or breach under any of such Governing Documents and no event has occurred that (with notice or lapse of time or both) would constitute a material default or breach by any of the Group Companies under the terms of such Governing Documents.

2.4 Authorization; Binding Effect. Each Group Company that is a party to any Transaction Agreement, or any agreements contemplated by the Transaction Agreements, has, or will have when executed and delivered, requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements, or any agreements contemplated by the Transaction Agreements, to which such Group Company is or will be a party, and to perform fully its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Issuer of this Agreement has been, and by each Group Company of each of the other Transaction Agreements to which such Group Company is or will be a party, and any agreements contemplated by the Transaction Agreements to which such Group Company is or will be a party and the consummation by such Group Company of the transactions contemplated hereby and thereby have been, or will be when executed and delivered, duly and validly authorized by all necessary actions, and no other proceedings or actions on the part of any Group Company are necessary to authorize entering into this Agreement or any other Transaction Agreement executed and delivered concurrently herewith, or any agreements contemplated by the Transaction Agreements executed and delivered concurrently herewith, to which any of the Group Companies is a party or to consummate the transactions contemplated hereby and thereby. Each of this Agreement, the Transaction Agreements and any agreements contemplated by the Transaction Agreements to which any of the Group Companies are or will be a party has been, or will be when executed and delivered, duly executed and delivered by the applicable Group Companies and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and legally binding obligation of each applicable Group Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies (whether considered at Law or in equity) (the “Enforceability Exceptions”).

2.5 Valid Issuance of Subject Units.

(a) The Subject Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of Encumbrances or restrictions on transfer other than restrictions on transfer under the A&R LLC Agreement, applicable state and federal securities Laws and liens or encumbrances created by or imposed by the Purchaser.

(b) Assuming the accuracy of the representations of the Purchaser in Section 4 of this Agreement, the Subject Units will be issued in compliance, in all material respects, with all applicable federal and state securities Laws. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Issuer, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable.

(c) The Issued Units will, as of each Individual Closing, represent in the aggregate seven and one half percent (7.5%) of the fully diluted common equity of the Issuer (excluding profits interests of the Issuer reserved, issued or granted as set forth in the A&R LLC Agreement).

2.6 Litigation; Compliance with Law.

(a) Except as set forth in Section 2.6(a) of the Disclosure Schedule and except as would not, individually or in the aggregate, be material to the Group Companies or the Business, taken as a whole, since the Look-Back Date, (i) there are no Legal Proceedings pending or threatened in any written notice involving (x) any Group Company or (y) any member of the APLD Group (with respect to the Business or relating to this Agreement, each of the other Transaction Agreements or the transactions contemplated hereby or thereby), (ii) (x) no Group Company nor (y) any member of the APLD Group (with respect to the Business or relating to this Agreement, each of the other Transaction Agreements or the transactions contemplated hereby or thereby) is subject to any judgment, Order or decree of any Governmental Authority and (iii) there are no settlement agreements or similar agreements or similar Contracts with any Governmental Authority and no outstanding Orders entered or issued by or subject to any Governmental Authority against or affecting (x) any of the Group Companies or (y) any member of the APLD Group (with respect to the Business or relating to this Agreement, each of the other Transaction Agreements or the transactions contemplated hereby or thereby). No (x) Group Company or (y) member of the APLD Group (with respect to the Business or relating to this Agreement, each of the other Transaction Agreements or the transactions contemplated hereby or thereby) intends to initiate any Legal Proceeding.

(b) Except as would not, individually or in the aggregate, be material to the Group Companies or the Business, taken as a whole, (x) the Group Companies and (y) the members of the APLD Group (with respect to the Business or relating to this Agreement, each of the other Transaction Agreements or the transactions contemplated hereby or thereby) (i) are, and since the Look-Back Date, have been, in compliance with Law and Privacy Requirements; (ii) are not under investigation with respect to and have not been given written or, to the Knowledge of the Issuer, oral notice of, any violation of any Law or Privacy Requirements; and (iii) have not, since the Look-Back Date, received any written or, to the Knowledge of the Issuer, oral notice from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any Law, Order or Privacy Requirement to which (1) any Group Company, or any assets owned by it or used in the Business, or (2) any member of the APLD Group, or any assets owned or used by it (with respect to the Business or relating to this Agreement, each of the other Transaction Agreements or the transactions contemplated hereby or thereby), is subject.

2.7 Intellectual Property; Privacy and Data Security.

(a) Section 2.7(a) of the Disclosure Schedule sets forth a list of all (i) registrations and applications for registration of the Issuer’s Intellectual Property and (ii) material unregistered Intellectual Property of the Issuer for which an application is in process or, as of the Effective Date, that the Issuer intends to prepare and/or file, which are unexpired and subsisting, and to Knowledge of the Issuer, valid and enforceable. The Group Companies own or have the valid right to use all material Issuer Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances. All Persons who have created or invented any material proprietary Issuer Intellectual Property have assigned in writing to the Issuer all of their rights in the same that do not vest initially in the Issuer by operation of Law.

(b) (i) The conduct of the Business by the Issuer, as currently conducted, does not infringe upon, misappropriate, dilute or otherwise violate the Intellectual Property of any third party, and (ii) since the Look-Back Date, the Issuer has not received written or, to the Knowledge of the Issuer, oral notice that the conduct of the Business is infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any third party. To the Knowledge of the Issuer, no third party is infringing, misappropriating, diluting or otherwise violating or has infringed misappropriated, diluted or otherwise violated, any Issuer Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole.

(c) Each Group Company takes, and since the Look-Back Date has taken, commercially reasonable efforts to protect and maintain (i) the material trade secrets and confidential information of the Business and (ii) the integrity, security and continuous operation of IT Assets used in the Business (and all data, including Personal Data, processed thereby), which (x) operate and perform as required in connection with, and are adequate and sufficient for, the conduct of the Business, (y) do not contain any material malware, viruses, “trojan horses”, worms, bugs, defects or other corruptants and (z) since the Look-Back Date, have not experienced any actual or attempted breaches, outages or violations of same, except for those that were resolved without material cost, liability or the duty to notify any Person.

2.8 Non-Contravention. The execution and delivery by Issuer of this Agreement and by each Group Company of any other Transaction Agreements to which such Group Company is a party, and the consummation of the Transactions, do not and will not conflict with, contravene, violate, result in a breach of or constitute a default under (with or without the giving of notice or the lapse of time or both), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or Consent under, or result in the imposition of any Encumbrance upon any of the assets of any Group Company or any member of the APLD Group (with respect to the Business) under, (i) any Laws, Privacy Requirements or Orders to which any Group Company or any member of the APLD Group (with respect to the Business) is subject, (ii) any provision of the Group Companies’ Governing Documents or (iii) any Material Contract, except in each case of clause (i) or (iii), (1) as set forth in Section 2.8 of the Disclosure Schedule, (2) as required under applicable state and federal securities Laws, or (3) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain Consent or the Encumbrance would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies or the Business, taken as a whole.

2.9 Agreements; Actions.

(a) Except as set forth on Section 2.9(a) of the Disclosure Schedule, no Group Company or any member of the APLD Group (with respect to the Business) is a party to, nor is any Group Company or any member of the APLD Group (with respect to the Business) otherwise bound by, any written contract, agreement, arrangement, warranty, purchase order, note mortgage, bond, indenture, loan, license, lease, sublease, commitment or other instrument (“Contracts”) of the following types (each item disclosed or required to be disclosed on Section 2.9(a) of the Disclosure Schedule, together with the Coreweave Leases, a “Material Contract”), in each case that are in effect on the Effective Date:

(i) any Contract (A) with any Material Supplier or (B) pursuant to which any Group Company or any member of the APLD Group (with respect to the Business) is required to make aggregate payments in excess of Two Million Dollars ($2,000,000) in any fiscal year and Five Million Dollars ($5,000,000) in the aggregate during the term thereof, in each case, excluding purchase orders entered into in the Ordinary Course of Business;

(ii) any Contract pursuant to which any Group Company or any member of the APLD Group (with respect to the Business) is entitled to receive aggregate payments in excess of Two Million Dollars ($2,000,000) in any fiscal year and Five Million Dollars ($5,000,000) in the aggregate during the term thereof;

(iii) any Contract (A) relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or the capital stock of any Person or (B) containing any outstanding “earn out” or other contingent payment obligations or other deferred consideration obligations;

(iv) any Contract relating to the incurrence or borrowing of money, or the assumption or guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, any material capital lease obligations or purchase money indebtedness, and all guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than advances to employees for expenses or transactions with customers on credit, in each case in the Ordinary Course of Business);

(v) any Contract granting any Person an Encumbrance on all or any part of (A) the material assets of any Group Company or (B) the HPC Assets held by any member of the APLD Group, other than Permitted Encumbrances;

(vi) any Contract under any Group Company or any member of the APLD Group (with respect to the Business) has granted or received a material license, sublicense or other rights to IT Assets or Intellectual Property, other than (A) “off the shelf” non-exclusive licenses pursuant to which Intellectual Property is made available through regular commercial distribution channels on standard terms and conditions and (B) agreements entered into in the Ordinary Course of Business pursuant to which Intellectual Property is non-exclusively licensed to third parties;

(vii) any joint venture, partnership or strategic alliance agreement (including, without limitation operator, asset manager, profit, loss, cost or liabilities sharing or other similar agreement);

(viii) any Contract (A) containing a covenant limiting in any material respect the right of any Group Company or any member of the APLD Group (with respect to the Business) to engage in any line of business, to compete with any Person in any line of business, or to compete with any Person or the manner or locations in which any of them may engage, (B) prohibiting or limiting the right of any Group Company or any member of the APLD Group (with respect to the Business) to make, sell or distribute any products or services or (C) containing a “most favored nation” or similar clause in favor of a third party;

(ix) any settlement, conciliation, or similar Contract arising out of or related to any claim asserted by any Person (including any Governmental Authority);

(x) any Contract obligating a Group Company to sell, purchase or otherwise obtain any product or service exclusively to or from a single party or containing any “take or pay”, most favored nation pricing, rights of first refusal, rights of first offer or negotiation, minimum commitments, total requirements or similar rights or provisions;

(xi) any Lease;

(xii) any Contract with any Governmental Authority;

(xiii) any power purchase or similar agreement;

(xiv) any Contract under which a Group Company or any member of the APLD Group (with respect to the Business) is required to provide any Person with power supply;

(xv) any Collective Bargaining Agreement;

(xvi) any Contract relating to the acquisition by the Group Companies or any member of the APLD Group (with respect to the Business) of any real property;

(xvii) any Contract pursuant to which any of the Group Companies or any member of the APLD Group (with respect to the Business) is a sublessor or grantor, granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property;

(xviii) any Data Center Lease;

(xix) except for any Leases and Data Center Leases, any Contract under which any of the Group Companies or any member of the APLD Group (with respect to the Business) is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property);

(xx) except for any Leases and Data Center Leases, any Contract under which a Group Company or any member of the APLD Group (with respect to the Business) is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, excluding those that will be fully paid-off prior to or at the Initial Closing;

(xxi) any Contract for the sale, assignment, license or other disposition of any of the assets of the Group Companies or any member of the APLD Group (with respect to the Business) (other than obsolete equipment in the Ordinary Course of Business);

(xxii) any Contract under which any Group Company has advanced or loaned any other Person an amount in excess of $25,000 (other than cash advances to employees of the Group Companies for reimbursable travel and other business expenses incurred in the Ordinary Course of Business);

(xxiii) any Contract (including offer letters) for the employment or engagement of (A) any employee, officer, director, consultant or other individual service provider by any Group Company or (B) any Specified Employee or other member of the APLD Group which is reasonably expected to be transferred to any Group Company prior to or following the Initial Closing, in each case, providing for annual base salary or consulting fees in excess of $100,000, whether on a full-time, consulting or other basis;

(xxiv) any Contract for which the primary purpose is to provide an indemnity or guaranty;

(xxv) any Contract granting a power of attorney or similar authority to any unaffiliated third party with respect to the Business or any Group Company;

(xxvi) Contracts not otherwise captured by this Section 2.9(a) that are material to the ELN-02 Project, the ELN Campus or the HPC Assets; and

(xxvii) any Contract to enter into any of the foregoing.

(b) The Issuer made available to the Purchaser a true, correct and complete copy of each written Material Contract and any amendments thereto. Each Material Contract is a legal, valid, binding and enforceable obligation of (x) the Group Companies or (y) if applicable, such member of the APLD Group (with respect to the Business) party thereto, enforceable in accordance with its terms and conditions, subject to the Enforceability Exceptions. No Group Companies nor, to the Knowledge of the Issuer, any other party to such Material Contract is in breach or default (or is alleged to be in breach or default) under such Material Contract, and no event, circumstance or fact has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach under, or would result in a termination, modification, acceleration or vesting of any rights or obligations or loss of benefits under, any Material Contract, in each case, except for such breaches and defaults, as applicable, that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole. No Group Company has received written notice that any counterparty to any Material Contract will cease doing business with the Group Companies or intends to stop, materially and adversely decrease the volume of, or change, adjust, alter or otherwise materially modify any of the material terms (whether related to payment, price or otherwise) of such Material Contract.

2.10 Affiliate Transactions. Except for (a) the employment and equity agreements and arrangements entered into by the Issuer set forth in Section 2.10 of the Disclosure Schedule, the Corporate Services Agreement and the other Transaction Agreements, (b) any other intercompany arrangements or transactions that (x) are terminable at will, (y) will be replaced by the Corporate Services Agreement, and (z) will not result in any ongoing obligations of any of the Group Companies after the Initial Closing other than as set forth in the Corporate Services Agreement, (c) participation in Employee Benefit Plans by employees, no officer, director, manager, equityholder or Affiliate of the Issuer or, to the Knowledge of the Issuer, any family member of such Person (clauses (a), (b) and (c), the “Permitted Affiliate Transactions”) (i) owes any amount to any Group Company or any member of the APLD Group (with respect to the Business), nor does any Group Company or any member of the APLD Group (with respect to the Business) owe any amount to, nor has any Group Company or any member of the APLD Group (with respect to the Business) made or committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person, (ii) has purchased, acquired or leased any property, rights or services from, or sold, transferred or leased any assets, property, rights or services to any Group Company or any member of the APLD Group (with respect to the Business) other than transfers in connection with the Pre-Closing Restructuring between direct and indirect wholly-owned Subsidiaries of APLD prior to the Effective Date (each of which will be settled and discharged in full effective at or prior to the Initial Closing without liability or obligation to the Group Companies), (iii) entered into or been subject to any current or pending Contract or transaction with any Group Company or any member of the APLD Group (with respect to the Business) or (iv) received any financial or other benefits from any Group Company or any member of the APLD Group (with respect to the Business), other than the payment of compensation for services rendered (clauses (i) to (iv), collectively, “Affiliate Transactions”).

2.11 Rights of Registration and Voting Rights. (i) The Issuer is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities and (ii) no Group Company has entered into any agreements with respect to the voting of any securities of the Issuer.

2.12 Real Estate Matters.

(a) Section 2.12(a) of the Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Issuer or its Subsidiaries (the “Owned Properties”). Such Section of the Disclosure Schedule sets forth the title owner of the Owned Properties, the estate in which each interest is held and provides a description of the principal improvements and buildings located on the Owned Properties.

(b) With respect to the Owned Properties, except as set forth on Section 2.12(b) of the Disclosure Schedule:

(i) a member of the Group Companies has good and marketable fee simple title of record to the Owned Properties, free and clear of any Encumbrance other than Permitted Encumbrances;

(ii) there are no pending or threatened in writing (1) condemnation claims, suits or proceedings relating to the Owned Properties, (2) claims, suits or proceedings relating to or adversely affecting any right, title or interest of the Issuer or any of its Subsidiaries in and to the Owned Properties or (3) other matters affecting adversely the current operation, occupancy or value of any Owned Properties or the development of the ELN-02 Project, the ELN Campus or the HPC Assets, including proceedings for change of zoning or use;

(iii) the buildings and improvements located on the Owned Property and those that will be constructed in connection with the ELN-02 Project, the ELN Campus or the HPC Assets (1) are (or will be) located entirely within the boundary lines of parcels of land wholly owned by a member of the Group Companies, (2) are not (and will not be) in violation of any applicable setback requirements, zoning Laws and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), building or fire code requirements, permits, licenses or other forms of approval by any Governmental Authority and (3) do not (and will not) encroach on any easement which may burden the land;

(iv) the Owned Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(v) (1) the Group Companies and the applicable members of the APLD Group (with respect to the Business) have received all approvals and entitlements of Governmental Authorities (including licenses, variances and permits) required under applicable law in connection with (x) the current operations of ELN-02 Project, the ELN Campus or the HPC Assets (including a site plan approval and approval with respect to the use of the ELN-02 Project as a data center), and (y) the ownership or current operation thereof and have been operated and maintained in accordance with applicable Laws, ordinances, rules and regulations, in all material respects, and (2) neither the Issuer nor any of its Subsidiaries has received any written notice of any actual or potential suspension, revocation or non-renewal of any such approval, permit or entitlement;

(vi) there are no Contracts granting to any party or parties the right of use or occupancy of any portion of any of the Owned Properties;

(vii) there are no outstanding options or rights of first offer or rights of first refusal to purchase the Owned Property, or any portion thereof or interest therein;

(viii) other than the Group Companies, there are no parties in possession of the Owned Properties;

(ix) the Owned Properties abut on and have direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of Owned Property, with adequate curb cuts available; and there is no pending or threatened in writing or, to the Knowledge of the Issuer, orally, termination of the foregoing access rights;

(x) neither any Group Company nor any member of the APLD Group (with respect to the Business) has received written notice of (1) any special assessment, confirmed or unconfirmed, which may affect any Owned Properties or (2) violation, proceeding or investigation from any governmental authority, insurance company or board of fire underwriters or other person with respect to the Owned Property (including those requiring or calling attention to the need for any work, alterations, repairs, removal, cleanup or construction on or at any Owned Properties by reason of any building, safety, fire or other Law or regulation);

(xi) there is no material unrepaired casualty damage to any portion of the Owned Property;

(xii) the Owned Property comprise all of the real property necessary for development, use and operation of the ELN-02 Project, the ELN Campus and the HPC Assets; and

(xiii) neither any Group Company nor any member of the APLD Group (with respect to the Business) has received written notice that it is in default under any easement, reciprocal easement, restrictive covenant or other matter of record recorded against the Owned Property necessary for development, use and operation of the ELN-02 Project, the ELN Campus and the HPC Assets, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any of the foregoing.

(c) Neither the Issuer nor any of its Subsidiaries is a party to any Leases, licenses or similar agreements. There is no Leased Real Property.

2.13 Sanctions; Anti-Corruption; Anti-Money Laundering Matters.

(a) Since the Look-Back Date, none of the Group Companies nor any member of the APLD Group (with respect to the Business), their respective officers, directors or employees, or to the Knowledge of the Issuer, any of their agents or representatives, directly or indirectly:

(i) has used any funds of such Group Company for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(ii) has paid, offered or promised to make, or authorized the payment or giving of money, or anything else of value, to any (1) executive, official, employee or person acting in an official capacity for or on behalf of a government department, government agency or a government-controlled entity or a public international organization (e.g., the International Monetary Fund or the World Bank), (2) political party or official thereof or candidate for political office (each of the foregoing a “Government Official”), or (3) any other Person, in each case, while knowing or believing that all or some portion of the money or value will be paid, offered, given or promised to a Government Official or other Person for the purposes of improperly obtaining or retaining business or securing any improper advantage or in other circumstances and, in each case, when such offer, payment or promise would be unlawful;

(iii) has taken any action in violation of applicable Anti-Corruption Laws;

(iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country in violation of any Sanctions, or otherwise engaged in any activity, practice or conduct in violation of any Sanctions, export or import control Laws, or applicable Anti-Money Laundering Laws;

(v) is a Sanctioned Person, or acting for or on behalf of a Sanctioned Person; or

(vi) is or has been subject to any investigation, voluntary disclosure, prosecution or enforcement action by any Governmental Authority related to, or has received any written communication from a Governmental Authority indicating or alleging that it is or may be in violation of, or may be subject to any investigation or inquiry related to, any actual or alleged breach of any Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions.

(b) Since the Look-Back Date, the Group Companies and each member of the APLD Group (with respect to the Business) have instituted and maintained or been subject to policies and procedures, and a system of internal controls, reasonably designed to ensure continued compliance with applicable Anti-Corruption Laws, including those for the detection, prevention and reporting of violations.

2.14 Changes.

(a) Except as set forth on Section 2.14(a) of the Disclosure Schedule, since January 1, 2024, each Group Company and each applicable member of the APLD Group (with respect to the Business) has conducted its Business in the Ordinary Course and there has not been any:

(i) damage, destruction or loss of material tangible personal property or IT Assets of any Group Company or any member of the APLD Group (with respect to the Business), whether or not covered by insurance, that would be material to the Group Companies or the Business, taken as a whole;

(ii) waiver or compromise by any Group Company or any member of the APLD Group (with respect to the Business) of a valuable right or of a material debt owed to it;

(iii) satisfaction or discharge of any Encumbrance or payment of any obligation by any Group Company or any member of the APLD Group (with respect to the Business), except in the Ordinary Course of Business or the refinancing of any existing debt if and to the extent set forth on Section 2.24(b) of the Disclosure Schedule;

(iv) termination, cancellation, breach, default under or amendment to any existing Material Contract, except for amendments entered into in the Ordinary Course of Business if and the extent set forth on Section 2.9(a) of the Disclosure Schedule;

(v) Encumbrance, other than a Permitted Encumbrance, created by any Group Company or any member of the APLD Group (with respect to the Business) with respect to any of the material properties or assets of the Business;

(vi) loans or guarantees made by any Group Company or any member of the APLD Group (with respect to the Business) to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business;

(vii) sale, assignment, transfer, license or abandonment of any material Issuer Intellectual Property or any material Intellectual Property owned by any member of the APLD Group (with respect to the Business), other than non-exclusive licenses in the Ordinary Course of Business; or

(viii) any Effect that has had or would reasonably be expected to result in a Material Adverse Effect.

(b) Except as contemplated by this Agreement or Section 2.14(b) of the Disclosure Schedule, since the Balance Sheet Date, no Group Company has taken any action that would, if taken after the Effective Date, would have required the prior written consent of the Purchaser under Section 5.1.

2.15 Employee Matters.

(a) Section 2.15(a) of the Disclosure Schedule sets forth a true, complete and correct list of each Employee Benefit Plan offered, maintained or sponsored by (i) any Group Company, or (ii) a member of the APLD Group for the benefit of any Specified Employee (the “Specified Employee Plans”). Issuer has provided the Purchaser with complete and correct copies of all Specified Employee Plans. There are no severance, bonus, retention, change in control or similar payments due to any Specified Employees as a result of or in connection with the transactions contemplated by this Agreement under the Specified Employee Plans or otherwise. No Specified Employee is subject to any Collective Bargaining Agreement.

(b) Section 2.15(b) of the Disclosure Schedule sets forth a true, complete and correct list of employees and service providers that will be transferred to the Group Companies by any member of the APLD Group promptly after the Initial Closing as contemplated by the A&R LLC Agreement (collectively, the “Specified Employees”). Except as set forth on Section 2.15(b) of the Disclosure Schedule, as of the Initial Closing Date, no Group Company will serve as the employer entity of any employees or service providers.

(c) Since the Look-Back Date, each Employee Benefit Plan offered, maintained or sponsored by a member of the APLD Group for the benefit of current or former employees, officers, directors or independent contractors with respect to (A) any Group Company, or (B) the Business, or with respect to which a member of the APLD Group has any obligation or liability, contingent or otherwise, has been, in all material respects, maintained and administered in accordance with the terms of such Employee Benefit Plan and the requirements of applicable Laws, including ERISA and the Code, except where the failure to do so would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole.

(d) Since the Look-Back Date, each Group Company is and has been in material compliance with all applicable Laws governing employment, labor and employment practices, including with respect to any Collective Bargaining Agreement, in all jurisdictions within which the Group Companies operate, except where failure to do so would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole.

(e) The Group Companies have made available to the Purchaser all material inspection reports or orders issued by a Governmental Authority to the Group Companies or any member of the APLD Group (with respect to the Business) since the Look-Back Date under the Occupational Health and Safety Act and the employee occupational health and safety Laws of any other applicable jurisdiction. The Group Companies or a member of the APLD Group (with respect to the Business) have implemented the necessary safety and health programs in compliance in all material respects with the Occupational Safety and Health Act. The Group Companies or a member of the APLD Group (with respect to the Business) has in all material respects properly recorded all injuries and illnesses on its OSHA 300’s and OSHA 301’s or equivalent since the Look-Back Date, and neither the Group Companies nor any member of the APLD Group (with respect to the Business) has received any repeat or willful citations from the Occupational Safety and Health Administration or state safety and health agencies.

2.16 Taxes.

(a) There are no income or other material Taxes due and payable, whether or not shown as due on any Tax Return, by, or with respect to, any Group Company or any member of the APLD Group (with respect to the HPC Assets) that have not been timely paid in full. All income and other material Taxes not yet due and payable by, or with respect to, any Group Company or any member of the APLD Group (with respect to the HPC Assets) have been fully accrued and reserved on the Financial Reports in accordance with GAAP. All material Taxes with respect to any Group Company or any member of the APLD Group (with respect to the HPC Assets) required to be deducted, withheld and paid in connection with amounts paid or owing to any Person have been deducted, withheld and timely paid over to the appropriate Governmental Authority.

(b) There have been no material disputes, investigations, proceedings, claims, examinations or audits with respect to any Taxes or Tax Returns of any Group Company or any member of the APLD Group (with respect to the HPC Assets) by any applicable Governmental Authority, and no Group Company and no member of the APLD Group (with respect to the HPC Assets) has received written notice of an intent (and APLD has no Knowledge of any grounds) to commence any such dispute, investigation, proceeding, claim, examination or audit that remains outstanding. No assessment of Tax has been proposed in writing against any Group Company or any member of the APLD Group (with respect to the HPC Assets) or any of their assets or properties that remains outstanding.

(c) All income or other material Tax Returns required to have been filed by, or with respect to, any Group Company or any member of the APLD Group (with respect to the HPC Assets) have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. There are in effect no waivers or extensions of applicable statutes of limitations with respect to Taxes for any year of any Group Company or any member of the APLD Group (with respect to the HPC Assets).

(d) No claim has ever been made by a Governmental Authority in a jurisdiction where any Group Company or any member of the APLD Group (with respect to the HPC Assets) does not file a specific type of Tax Return that any such Group Company or any such member of the APLD Group (with respect to the HPC Assets) is or may be subject to taxation by, or required to file such Tax Returns in, that jurisdiction (and APLD has no Knowledge of the basis for any such claim to be made).

(e) There are no Encumbrances with respect to Taxes upon any asset of any Group Company or any member of the APLD Group (with respect to the HPC Assets), other than Taxes not yet due and payable.

(f) No Group Company and no member of the APLD Group (with respect to the HPC Assets) will be required to include amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Initial Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Initial Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Initial Closing Date (other than a deemed sale occurring as a result of the transactions contemplated pursuant to this Agreement), (iii) a prepaid amount received, or paid, prior to the Initial Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Initial Closing Date or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), where such intercompany transaction occurred or excess loss account existed prior to the Initial Closing.

(g) Except as set forth in Section 2.16(g) of the Disclosure Schedules, no Group Company and no member of the APLD Group (with respect to the HPC Assets) (i) has ever been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return, (ii) is party to or has any obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (other than an agreement providing for Tax indemnification that (x) either was entered into in the ordinary course of business or is disclosed on Section 2.9(a) of the Disclosure Schedule and (y) which does not primarily focus upon Tax matters) or (iii) has any liability for the Taxes of any other person other than its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h) At all times since its formation and through the Effective Date, each Group Company has been properly classified as a disregarded entity for U.S. federal, state and local Tax purposes, and no election under Treasury Regulations Section 301.7701-3, or any corresponding provision of state or local income Tax Law, has been made with respect to any Group Company.

2.17 Insurance. Section 2.17 of the Disclosure Schedule sets forth a true, complete and correct list of each material insurance policy and self-insurance program maintained as of the Effective Date by the Group Companies with respect to which a Group Company, or any of its directors, officers or employees (in such capacity) is a named insured or other the beneficiary of coverage (collectively, the “Insurance Policies”), true and complete copies of which have been made available to the Purchaser. The Insurance Policies provide insurance coverage as required under Law and/or pursuant to any applicable Material Contract. Neither the Issuer nor any of its Affiliates have received any written notice of pending cancellation, termination, non-renewal or disallowance of, material premium increase with respect to, material reduction in coverage or claim or audit of, or material alteration of coverage under, any of such Insurance Policies and, to the Knowledge of the Issuer, no such action has been threatened. All such Insurance Policies are in full force and effect, fully paid or current with regard to payment schedules, and valid and binding in accordance with their terms, and there are no material defaults or breach under any such Insurance Policy by the Issuer or its Affiliates, as applicable, or, to the Knowledge of the Issuer, the applicable insurer. The consummation of the Transaction will not result in the termination of the Insurance Policies. There are no claims by the Group Companies pending, and since January 1, 2024, the Issuer has not made any claim, under such Insurance Policies with respect to which an insurer has, in a written notice to the Issuer, denied or disputed its rights with respect to coverage other than customary reservations of rights and no insurer has, to the Knowledge of the Issuer, threatened to cancel any of the Insurance Policies. The Group Companies have reported to their respective insurers all material claims and circumstances that may give rise to a material claim under any of the Insurance Policies.

2.18 Permits. (a) the Group Companies or the applicable members of the APLD Group (with respect to the Business) hold all permits, licenses, approvals, certificates, entitlements and other authorizations of and from all Governmental Authorities necessary for (1) the lawful conduct of the Business by the Group Companies and (2) the operations of the ELN-02 Project, the ELN Campus and the HPC Assets, including all air permits and registrations (collectively, the “Material Permits”), (b) the Material Permits are in full force and effect, (c) the Group Companies and the applicable members of the APLD Group (with respect to the Business) are in compliance with the Material Permits in all material respects and have the ability to obtain any Material Permits as and when necessary for planned future operations of the Business and (d) there is no action, suit, proceeding or investigation pending or threatened by a Governmental Authority that would reasonably be expected to lead to the revocation, cancellation, failure to renew, limitation, suspension or restriction of any such Material Permit.

2.19 Environmental Matters.

(a) Each of the Group Companies and each applicable member of the APLD Group (with respect to the Business) is and has been in compliance, in all material respects, with all applicable Environmental Laws.

(b) The Group Companies or the APLD Group (with respect to the Business) has, as applicable, obtained and maintained in force all material permits, licenses and authorizations required by Environmental Laws for the operation of the Business and are and have been in compliance in all material respects therewith.

(c) Neither the Group Companies nor any member of the APLD Group (with respect to the Business) has received any written notice, report or other information from any Governmental Authority or other Person of any actual or alleged liability pursuant to Environmental Laws or of any asserted present or past failure to comply with any Environmental Laws, which failure has not been appropriately addressed and resolved without, to the Knowledge of the Issuer, further liability or obligation.

(d) There are no events, conditions or circumstances (including, without limitation, any present or past release or disposal of, contamination by, or exposure of any Person to any hazardous, or toxic substance, material or waste) that has resulted or, to the Knowledge of the Issuer, would result in material liability pursuant to Environmental Laws for any Group Company or any member of the APLD Group (with respect to the Business).

2.20 No Finder’s Fees. No Group Company has any liability or obligation to pay any fees or commissions to any broker, finder, agent or similar advisor with respect to the Transactions (whether under or pursuant to any written or oral contract, agreement, arrangement, understanding or otherwise). No Group Company will be liable for any Issuer Transaction Expenses in excess of $3,000,000.

2.21 Material Suppliers. Section 2.21 of the Disclosure Schedule sets forth a true, correct and complete list of the top ten (10) suppliers or vendors to the Group Companies and the Business (based on the aggregate purchase price of raw materials, supplies or other products or services (excluding financial or legal and professional services) ordered) for the one (1) year period preceding December 31, 2024 (the “Material Suppliers”). No Group Company has received any written or, to the Knowledge of the Issuer, oral notice that (i) there has been any material adverse change in the price of any raw materials, supplies or other products or services provided by any such supplier or (ii) any such supplier will not sell raw materials, supplies and other products and services to the Group Companies or the Business after the applicable Individual Closing Date on terms and conditions that are substantially similar to those used in its current sales to the Group Companies or the Business, as applicable, subject to general and customary price increases (whether, in each case, as a result of the execution of this Agreement or the consummation of the Transactions or otherwise), in each case, except to the extent that the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Business.

2.22 Assets.

(a) The HPC Assets are sufficient for the conduct of the Business and constitute all of the rights, property and assets necessary to conduct the Business, in each case, as conducted on the Effective Date. As of each Individual Closing and taking into account the services to be received under the Corporate Services Agreement, the Group Companies and members of the APLD Group (with respect to the Business) have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement (including as will be set forth in the Corporate Services Agreement), all of the HPC Assets, in each case free and clear of any Encumbrances, except for Permitted Encumbrances, such that the Group Companies have (together with services under the Corporate Services Agreement) sufficient assets, properties, Contracts and rights to operate the Business as conducted on the Effective Date in connection with, (i) as of the Initial Closing, ELN Building 02, (ii) as of the First Additional Closing, ELN Building 02 and ELN Building 03, and (iii) as of the Second Additional Closing, ELN Building 02, ELN Building 03 and ELN Building 04.

(b) The plants, buildings, structures, material equipment and other material tangible personal property included in the HPC Assets are in good repair, working order and operating condition in all material respects, subject to ordinary wear and tear.

(c) As of the Effective Date, the Issuer has good and valid title to, and ownership of, the Substation, free and clear of any Encumbrances, except for Permitted Encumbrances.

2.23 Business Operations and Pre-Operational Data Centers.

(a) No Group Company or any member of the APLD Group (with respect to the Business) owns or operates any operational data center.

(b) Section 2.23(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Pre-Operational Data Centers together with their projected power capacity as of the Effective Date. Except as would not reasonably be expected to be, individually or in the aggregate, material the Group Companies or the Business, taken as a whole, each Pre-Operational Data Center is being, or will be, constructed or developed with (i) a fully-functioning fire suppression system to the extent required by Law; (ii) fully-functioning equipment and facilities, sufficient for such Pre-Operational Data Center to receive electric energy from the applicable utility up to the applicable peak contractual demand of such Pre-Operational Data Center; (iii) an executed Contract for the purchase of electric energy from a utility or third-party supplier, up to the applicable peak demand; (iv) functioning sources of emergency power, sufficient to permit such Pre-Operational Data Center to maintain substantially normal operations in the event of short-term utility power interruptions; and (v) functioning cooling, power, humidity, network and security facilities and equipment to the extent required by Law and as required to fulfill the requirements of the applicable Contract. To the Knowledge of the Issuer, there are no circumstances, including grid conditions, interconnection requirements, availability of interconnection facilities, availability of electric energy, or other circumstances related to the delivery of electric energy that would prevent in any material respect any Pre-Operational Data Center from receiving electric energy up to the applicable peak demand of such Pre-Operational Data Center.

(c) Section 2.23(c) of the Disclosure Schedule sets forth the approved specifications for the Physical Network. The Physical Network is being, or will be, constructed for each Pre-Operational Data Center in accordance with the approved specifications in all materials respects, and is free and clear of any Encumbrances other than Permitted Encumbrances.

(d) To the Knowledge of the Issuer, there are no adverse physical conditions or defects affecting any Pre-Operational Data Center or the Physical Network, other than adverse conditions or defects that would be repaired as identified in the Ordinary Course of Business.

(e) Section 2.23(e) of the Disclosure Schedule sets forth the power availability applicable to each Pre-Operational Data Center.

(f) No Group Company or any member of the APLD Group (with respect to the Business) is party to any Contract or other obligation to provide electric power to any Person except in the Ordinary Course of Business. All utility and municipal services necessary for the proposed use and occupancy of each Pre-Operational Data Center are or are reasonably expected to be available, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole.

(g) All power and cooling equipment used by the Group Companies or any member of the APLD Group (with respect to the Business) has, since the date of installation, been subject to commercially reasonable, recurring preventative maintenance consistent with customary and appropriate industry standards in all material respects and currently is supported by relevant manufacturers.

(h) The Group Companies or a member of the APLD Group (with respect to the Business) maintain, or will maintain, commercially reasonable security systems at the ELN Campus (including any expansions thereto under construction as of the Effective Date) for which the Group Companies or the APLD Group (with respect to the Business) receive security services and otherwise maintain the security of the ELN Campus (including any expansions thereto under construction).

(i) Except as set forth on Section 2.23(i) of the Disclosure Schedule, there are no current material cost overruns in excess of $5,000,000 or completion delays in excess of sixty (60) days as of the Effective Date with respect to the total budgeted costs and the schedule for development and construction, respectively, of any Pre-Operational Data Centers.

(j) The development and construction of each Pre-Operational Data Center is being carried out (i) in a good and workmanlike manner, consistent with applicable codes of practice in the relevant jurisdiction; (ii) using only materials of a quality consistent with applicable codes of practice and suitable for buildings of the nature and quality being developed; (iii) in compliance with all Laws and the terms and provisions of any Material Permits issued with respect thereto; and (iv) in compliance with any required specifications and date for completion applicable thereto in any applicable Contract, or pursuant to any permit, approval or Consent (or Law pursuant to which any of the foregoing were issued) in each case, other than as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole.

(k) Section 2.23(k) of the Disclosure Schedule contains a true and correct list, as of the Effective Date, of all Data Center Leases (including, for the avoidance of doubt, the Coreweave Leases), along with the amount of power leased or licensed, or anticipated to be leased or licensed, pursuant to each such Data Center Lease as of the Effective Date.

(l) Each applicable Group Company has obtained all Material Permits required under Laws for the construction and development that is ongoing at the applicable Pre-Operational Data Center, and such Material Permits and entitlements are in full force and effect, and are not the subject of any pending appeal, except where the failure to obtain such Material Permits or entitlements would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole.

2.24 Financial Reports.

(a) Section 2.24(a) of the Disclosure Schedule contains true and correct copies of the unaudited income statement for the month ended June 30, 2025 and unaudited balance sheet of the Group Companies as of June 30, 2025 (the “Balance Sheet Date”) (the “Financial Reports”). The Financial Reports were prepared in accordance with GAAP and applicable Law in all material respects, fairly present in all material respects the financial position and results of operations of the Group Companies (on a consolidated basis) for the periods described therein and were derived from the books and records of the Group Companies in all material respects.

(b) Except as set forth in Section 2.24(b) of the Disclosure Schedule, the Group Companies do not have any indebtedness for borrowed money.

2.25 Absence of Undisclosed Liabilities; Internal Controls.

(a) None of the Group Companies have any liabilities or obligations, including those that would have been required to be reflected in, or reserved against on, on a consolidated balance sheet of the Group Companies or in the notes thereto prepared in accordance with GAAP, other than liabilities (i) as and to the extent specifically reflected or reserved against on the Financial Reports, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation); (iii) incurred as required by this Agreement or otherwise required in connection with the Transaction; or (iv) that otherwise would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) Except as set forth on Section 2.25(b) of the Disclosure Schedule, APLD has established and maintains a system of internal accounting controls over financial reporting sufficient in all material respects to provide reasonable assurances (i) regarding the reliability of financial reporting related to the Group Companies or the Business and the preparation of financial statements in accordance with GAAP as in effect as of the date of such financial statements; (ii) that transactions, receipts and expenditures of the Group Companies or the Business are being executed and made only in accordance with appropriate authorizations of management and the board of directors, board of managers or similar governing body of the applicable Group Company or member of the APLD Group (with respect to the Business); (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies or the Business; and (iv) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. No Person has reported to any member of the APLD Group or any Group Company, and there has been no, fraud or intentional misconduct in the preparation of the Financial Reports or in any of the books and records of the APLD Group or any Group Company upon which the Financial Reports have been based.

2.26 Public Utility. No Group Company is, and as a result of the consummation of the Transactions, neither the Purchaser nor any Group Company would be, regulated as a “public utility”, “public service company” or similar designation, or as a “holding company” or “affiliate” thereof, under applicable Laws by any Governmental Authority.

3. Representations and Warranties of APLD. APLD hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Schedule 5 to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the Effective Date and each Individual Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.

3.1 Organization, Qualification, Power and Authority. APLD is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Nevada. APLD is qualified to conduct business and in good standing under the Laws of each jurisdiction where such qualification is required, except, in each case, where the lack of such qualification or the failure to be in good standing, has not and would not reasonably be expected to (a) prevent, materially impair or materially delay the ability of APLD to perform its obligations hereunder and (b) be material to the Group Companies or the Business. APLD has the requisite power and authority to carry on the businesses in which it is engaged and to own, lease, operate and use the material assets, rights and properties owned or used by it, except as would not reasonably be expected to (a) prevent, materially impair or materially delay the ability of APLD to perform its obligations hereunder and (b) be material to the Group Companies or the Business.

3.2 Authorization; Binding Effect.

(a) APLD and each of its Subsidiaries that is a party to any Transaction Agreement, or any agreements contemplated by the Transaction Agreements, has, or will have when executed and delivered, requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements, or any agreements contemplated by the Transaction Agreements, to which APLD or any of its Subsidiaries is a party, perform fully its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by APLD and any of its Subsidiaries of this Agreement, each of the other Transaction Agreements, and any agreements contemplated by the Transaction Agreements to which any of APLD or its Subsidiaries is a party and the consummation by APLD and any of its Subsidiaries of the transactions contemplated hereby and thereby have been, or will be when executed and delivered, duly and validly authorized by all necessary actions, and no other proceedings or actions on the part of APLD or any of its Subsidiaries are necessary to authorize entering into this Agreement or any other Transaction Agreement executed and delivered concurrently herewith, or any agreements contemplated by the Transaction Agreements executed and delivered concurrently herewith, to which APLD or any of its Subsidiaries is a party or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Transaction Agreements, and any agreements contemplated by the Transaction Agreements to which APLD or any of its Subsidiaries are or will be a party, has been, or will be when executed and delivered, duly executed and delivered by APLD or any such Subsidiaries, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and legally binding obligation of APLD or any such Subsidiaries, as applicable, enforceable in accordance with its terms and conditions, subject to the Enforceability Exceptions.

3.3 Non-Contravention. The execution and delivery of this Agreement and any other Transaction Agreements to which APLD is a party, and the consummation of the Transactions, do not and will not conflict with, contravene, violate, result in a breach of or constitute a default under (with or without the giving of notice or the lapse of time or both), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or Consent under, or result in the imposition of any Encumbrance upon any of the assets of APLD under, (i) any Laws or Orders to which APLD is subject, (ii) any provision of APLD’s Governing Documents or (iii) any Contract to which APLD is a party or by which any of its properties or assets may be bound, except in each case of clause (i) or (iii), (1) as set forth in Section 3.3(a) of the Disclosure Schedule, or (2) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain Consent or the Encumbrance would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole.

3.4 Sanctions; Anti-Corruption; Anti-Money Laundering Matters.

(a) Since the Look-Back Date, none of APLD, its officers, directors or employees, or to the Knowledge of APLD, any of its agents or representatives:

(i) has used any funds of APLD for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(ii) has paid, offered or promised to make, or authorized the payment or giving of money, or anything else of value, to any (1) executive, official, employee or person acting in an official capacity for or on behalf of a government department, government agency or a government-controlled entity or a public international organization (e.g., the International Monetary Fund or the World Bank), (2) Government Official, or (3) any other Person, in each case, while knowing or believing that all or some portion of the money or value will be paid, offered, given or promised to a Government Official or other Person for the purposes of improperly obtaining or retaining business or securing any improper advantage or in other circumstances and, in each case, when such offer, payment or promise would be unlawful;

(iii) has taken any action in violation of applicable Anti-Corruption Laws;

(iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country in violation of any Sanctions, or otherwise engaged in any activity, practice or conduct in violation of any Sanctions, export or import control Laws, or applicable Anti-Money Laundering Laws;

(v) is a Sanctioned Person, or acting for or on behalf of a Sanctioned Person; or

(vi) is or has been subject to any investigation, voluntary disclosure, prosecution or enforcement action by any Governmental Authority related to, or has received any written communication from a Governmental Authority indicating or alleging that it is or may be in violation of, or may be subject to any investigation or inquiry related to, any actual or alleged breach of any Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions.

(b) Since the Look-Back Date, APLD has instituted and maintained or been subject to policies and procedures, and a system of internal controls, reasonably designed to ensure continued compliance with applicable Anti-Corruption Laws, including those for the detection, prevention and reporting of violations.

3.5 No Finder’s Fees. No member of the APLD Group (other than the Group Companies) has any liability or obligation to pay any fees or commissions to any broker, finder, agent or similar advisor with respect to Transactions except for the advisors listed in Section 3.5 of the Disclosure Schedule (the fees and expenses of which will be paid solely by APLD without using any asset or cash of, or obligation or liability to, the Group Companies)

3.6 Outstanding Shares. The total number of outstanding shares of APLD’s common stock, par value $0.001, is 277,682,203, calculated as of the end of the trading day immediately preceding the Effective Date.

3.7 APLD Holdings Equity Contributions. APLD Holdings has made, directly or indirectly (and neither the Issuer nor its Affiliates has subsequently distributed or otherwise paid (and will not, other than as permitted under the A&R LLC Agreement, distribute or pay) directly or indirectly to APLD Holdings or any other Affiliate thereof) (the “APLD Holdings Equity Contributions”) cash equity contributions to the Issuer to fund ELN Building 2 and ELN Building 3 of no less than $619,000,000 and an aggregate amount of the cash equity contributions to the Issuer for the ELN Campus in an amount not less than $990,000,000.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Issuer as follows:

4.1 Authorization. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Agreements to which the Purchaser is or will be a party, and the consummation by the Purchaser of the Transactions have been, or will be when executed and delivered, duly and validly authorized by all necessary actions, and no other proceedings or actions on the part of the Purchaser are necessary to authorize entering into this Agreement or any other Transaction Agreements executed and delivered concurrently herewith to which the Purchaser is a party or to consummate the Transactions. Each of this Agreement and each of the other Transaction Agreements to which the Purchaser is or will be a party has been, or will be when executed and delivered, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes, or will constitute when executed and delivered, a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions, subject to the Enforceability Exceptions.

4.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Issuer, which by the Purchaser’s execution of this Agreement the Purchaser hereby confirms, that the Subject Units to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any direct participation in, or otherwise distributing the same (excluding, for the avoidance of doubt, any transfers or assignments by the Purchaser to its Related Party Transferees). By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Subject Units (excluding, for the avoidance of doubt, any transfers or assignments by the Purchaser to its Related Party Transferees).

4.3 Non-Contravention. The execution and delivery of this Agreement and any other Transaction Agreements to which the Purchaser is a party, and the consummation of the Transactions, do not and will not conflict with, contravene, violate, result in a breach of or constitute a default under (with or without the giving of notice or the lapse of time or both), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or Consent under, or result in the imposition of any Encumbrance upon any of the assets of the Purchaser under, (i) any Laws or Orders to which the Purchaser is subject or (ii) any provision of the Purchaser’s Governing Documents, except in each case of clause (i), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain Consent or the Encumbrance would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of the Purchaser to perform its obligations hereunder.

4.4 Disclosure of Information; Non-Reliance. The Purchaser is not relying upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Issuer or any other Person, except as expressly set forth in this Agreement (as qualified by the Disclosure Schedule), the Transaction Agreements and any certificate delivered in connection therewith. Without limiting the generality of the foregoing, the Purchaser acknowledges that neither the Issuer nor any other Person has made or makes, and the Purchaser is not relying upon, any representation or warranty whatsoever to the Purchaser with respect to the Transactions, whether express or implied, except as expressly set forth in this Agreement (as qualified by the Disclosure Schedule), the Transaction Agreements and any certificate delivered in connection therewith. The Purchaser acknowledges, on behalf of itself and its representatives, that neither the Issuer nor APLD makes any representation or warranty to the Purchaser or any other Person with respect to any financial projection or forecast relating to the Issuer or the Business, except as otherwise expressly provided in this Agreement (as qualified by the Disclosure Schedule), the Transaction Agreements and any certificate delivered in connection therewith.

4.5 Restricted Securities. The Purchaser understands that the Subject Units have not been, and the Issuer has made no assurances that the Subject Units will be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Subject Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these Laws, the Purchaser may be required hold the Subject Units indefinitely and the Purchaser may be required to continue to bear the economic risk of complete loss of investment in the Subject Units unless and until they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Issuer has no obligation to register or qualify the Subject Units for resale under this Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Subject Units, and on requirements relating to the Issuer which are outside of the Purchaser’s control, and which the Issuer may not be able to satisfy.

4.6 No Public Market. The Purchaser understands that no public market now exists for the Subject Units, and that the Issuer has made no assurances that a public market will ever exist for the Subject Units.

4.7 Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser has such knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of the acquisition of the Subject Units and an investment in the Issuer. The Purchaser is not subject to any of the “Bad Actor” disqualifications described in Securities Act Rule 506(d)(1), subsections (i) through (viii).

4.8 No General Solicitation. Neither the Purchaser, nor any of its officers, managers, employees, agents or members acting on its behalf, has, either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation or (b) published any advertisement in connection with the offer and sale of the Subject Units.

4.9 No Finder’s Fee. The Purchaser has any liability or obligation to pay any fees or commissions to any broker, finder, agent or similar advisor with respect to Transactions.

5. Covenants.

5.1 Interim Operating Covenants. During the period beginning on the Effective Date and ending upon (and including) the earlier of (x) the Initial Closing Date and (y) the date of termination of this Agreement pursuant to and in accordance with Section 6.1 (the “Interim Period”), except (i) as required by applicable Laws (or any Order issued by any Governmental Authority), (ii) as expressly permitted under this Agreement, including the Pre-Closing Restructuring Plan, or (iii) with the prior written consent of the Purchaser, which consent, solely in the case of Section 5.1(a) below, shall not be unreasonably withheld, conditioned or delayed:

(a) the Issuer and APLD shall, and shall cause their respective Affiliates (including any member of the APLD Group, to the extent related to the Business) to, conduct the Business and use the HPC Assets in the Ordinary Course of Business and use their respective reasonable best efforts to (A) preserve in all material respects the goodwill, reputation and present relationships with suppliers, customers, Governmental Authorities and others having significant business relationships with the Business, the Issuer or any of the Subsidiaries of the Issuer; (B) maintain their businesses, assets (including, for the avoidance of doubt, the HPC Assets) and properties (including, for the avoidance of doubt, the ELN Campus) in substantially the same condition as they exist as of the date of this Agreement (ordinary wear and tear excepted); (C) maintain and renew in the Ordinary Course of Business all applicable Insurance Policies (or obtain replacement or substitute insurance policies providing substantially similar coverage) and Material Permits; (D) keep available the services of its applicable key employees consistently with past practice; and (E) operate the Business and use the HPC Assets in compliance with applicable Laws; and

(b) neither the Issuer nor APLD shall, and shall cause their Affiliates not to, at or prior to the Initial Closing, take any action, or agree, resolve or commit to take any action set forth on Schedule 2 hereto.

5.2 [Reserved]

5.3 [Reserved]

5.4 Regulatory Efforts. The Purchaser, on the one hand, and the Issuer and APLD, on the other hand, shall, at its sole cost and expense, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Transactions, including by (I) obtaining all Consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (II) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions; provided, that, notwithstanding anything in this Section 5.4 or any other provision of this Agreement, nothing in this Agreement (including this Section 5.4) will require the Purchaser or any of its Related Party Transferees to effect, agree to or otherwise be required to, take any Regulatory Remedy with respect to any Person (including MGL and any Investment Funds or Fund Vehicles affiliated with, or managed or advised by, MGL, any investment, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of MGL or of any such Investment Fund or Fund Vehicle), after taking effect of or as a condition to consummating the Transactions.

5.5 Post-Initial Closing Policies. The Issuer shall, with the prior written consent of the Purchaser, enact certain environmental, health & safety and social policies (in each case, to be implemented within ninety (90) days of the Initial Closing) in form and substance reasonably acceptable to the Purchaser, which shall include comprehensive safety planning, a net-zero plan, and other customary provisions (the “Approved Policies”). Unless otherwise set forth in the A&R LLC Agreement (if and when executed and delivered by the parties thereto), any HPC Assets held by a member of the APLD Group shall be managed in accordance with the Approved Policies until the earlier of such time that (i) the Purchaser breaches a material covenant contained in this Agreement or any of the Transaction Agreements in any material respect (subject to applicable notice and cure periods set forth herein or therein) and (ii) the Purchaser no longer owns at least 50% of the Purchased Units, provided, that the APLD Group’s (other than the Group Companies) obligations under this Section 5.5 shall in all events expire thirty (30) months following the Closing.

5.6 Access to Information; Confidentiality.

(a) Subject to Section 5.6(b), during the Interim Period, the Issuer and APLD shall, and shall cause the Group Companies and the APLD Group, solely to the extent related to the Business, to, (i) provide the Purchaser and its Representatives with reasonable access during normal business hours to the properties, assets, books and records relating to the Group Companies and the Business as the Purchaser or its Representatives shall reasonably request from time to time; (ii) subject to applicable Law, furnish or make available to the Purchaser and its Representatives such financial and operating data and such other information concerning the business, properties, Contracts, assets, liabilities and personnel of the Group Companies and the Business as either the Purchaser or its Representatives may reasonably request from time to time; (iii) instruct the employees, counsel and financial advisors of the Group Companies and of the Business to reasonably cooperate with the Purchaser in its investigation of the Group Companies and the Business; and (iv) provide the Purchaser, on a case-by-case basis, with any material updates in respect of developments and/or new opportunities in respect of the HPC Segment and the HPC Assets (including the Specified Properties); provided, that the exercise of the foregoing shall right shall at all times be subject to compliance with Law if such Group Company reasonably believes that the information requested by the Purchaser or its Representatives is subject to confidentiality obligations to third parties in effect as of the Effective Date or the disclosure of such information would result in the loss of attorney-client privilege or subject each Group Company to the risk of liability; provided, further, that in the exercise of the foregoing rights, the Purchaser shall not, and shall cause its Representatives not to, unduly interfere with the operation and conduct of the Business. If any material is withheld by any Group Company or any member of the APLD Group pursuant to the preceding sentence, the Issuer shall give notice to the Purchaser as to the general nature of what is being withheld and use reasonable best efforts to find alternative ways to disclose the applicable information without violating such agreement, privilege or Law. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall limit the Purchaser or its Affiliates’ rights to seek discovery as permitted by any court of competent jurisdiction in connection with any Legal Proceedings commenced under the terms of this Agreement.

(b) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon the Purchaser as if parties thereto) until the Initial Closing, at which time the Confidentiality Agreement shall terminate; provided, that the Purchaser and its Affiliates and their respective Representatives shall be permitted to disclose Confidential Information (as defined in the Confidentiality Agreement): (i) which, at the time of its use or disclosure is, through no fault of the Purchaser or its Affiliates or their respective Representatives in violation of the terms hereof or any other obligation of confident with respect to such Person, part of the public domain by publication or otherwise; (ii) which is required or requested to be disclosed by such Person pursuant to applicable Law or Order or Governmental Authority, in which case, such Person must give written notice to the other Parties prior to any such disclosure to the extent permitted by Law (provided, that no such notice shall be required if such disclosure is a result of a customary regulatory audit or request or requirement from a bank examiner, regulatory authority or self-regulatory authority in the Ordinary Course of a broad based examination or inspection not specific to the Transactions); (iii) to any direct or indirect lender, financing source, insurer, limited partners, shareholders or existing or prospective investors who have a need to know, in each case to the extent such recipients are bound by a duty of confidentiality with respect to such Confidential Information; and (iv) to which the other Parties have given prior written approval to the disclosure or use. If for any reason the Initial Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.7 Publicity. The Parties shall not, and shall cause each of their respective Affiliates and Representatives not to, from and after the Effective Date, issue, give, make or otherwise disseminate any press release, public notice, public announcement or other publicity concerning the Transaction Agreements or the Transaction without the prior written approval of the other Party, except as such release, notice, disclosure or other publicity (i) contains only information that has already been disclosed in any other press release or public statement issued or made in accordance with this Section 5.7 or (ii) is required by applicable Laws or the rules or regulations of any United States or foreign securities exchange or automated quotation system upon which the securities of the Party required to make such disclosure (or its Affiliates) are listed, in which case the Person required to make the release, notice, disclosure or other publicity shall (if not prohibited by applicable Laws and to the extent practicable), solely as it relates to information that has not already been disclosed, allow the other Party reasonable time to comment on such release, notice, disclosure or other publicity in advance of such issuance and shall consider all reasonable and timely comments submitted by the other Party.

5.8 Tax Treatment. Within sixty days (60) following each Individual Closing, APLD shall provide the Purchaser with a draft written allocation (the “Proposed Allocation”) of (x) the portion of the Purchase Price treated as allocable to the Common Stock Purchase Warrant, to the extent applicable, and (y) the portion of the Purchase Price (and any other amounts treated as such consideration for federal income Tax purposes) treated as consideration for the purchase of assets from APLD and the allocation of such amount among the assets deemed purchased, prepared in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If the Purchaser does not provide written notice of any objections, specifying such objections in reasonable detail, with fifteen (15) days of receipt of the Proposed Allocation, then the allocation proposed by APLD shall be final. If the Purchaser does provide timely notice of objection to the Proposed Allocation, then APLD and the Purchaser shall negotiate in good faith to resolve such objections. Each member of the APLD Group and the Group Companies and the Purchaser shall report for Tax purposes in a manner consistent with the allocation as finalized under this Section 5.8 (unless otherwise required pursuant to a final “determination” as defined in Section 1313 of the Code).

5.9 Tax Cooperation. Each of APLD, the Issuer and the Purchaser shall, and shall cause their respective Subsidiaries to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Issuer and its Subsidiaries (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

5.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, including any penalties and interest thereon, incurred in connection with this Agreement (“Transfer Taxes”) shall be borne and paid by the Issuer, including with respect to the consummation of the Transactions; provided, that all Transfer Taxes incurred in connection with or relating to the Pre-Closing Restructuring shall be borne and paid by APLD pursuant to Section 5.12(d) hereof. The Purchaser and the Issuer shall reasonably cooperate in the preparation and filing of any Tax Returns or other documentation with respect to any Transfer Taxes. If required by applicable Law, the Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The Purchaser and the Issuer shall reasonably cooperate to mitigate the effects of Transfer Taxes.

5.11 R&W Policy. Prior to the Closing, the Purchaser shall use reasonable best efforts to obtain a stand-alone representation and warranty insurance policy (the “R&W Policy”) that insures, in accordance with its terms, the Purchaser and its Affiliates and Representatives (as applicable) for Losses deriving from a breach, or any failure to be true, of the representations and warranties given by the Issuer and APLD, as applicable, to the Purchaser under this Agreement and, if available, the APLD Closing Certificates or the Issuer Closing Certificates; provided, that, in no event shall the Purchaser be required to expend for the R&W Policy an aggregate premium in excess of Three Million Dollars ($3,000,000). The Purchaser shall keep the Issuer reasonably informed of its efforts to obtain the R&W Policy and shall provide the Issuer with an opportunity to review and comment on drafts of the R&W Policy prior to binding such policy. Should the Purchaser procure the R&W Policy, (i) such R&W Policy shall be at the Purchaser’s sole cost and expense, including all applicable premiums and associated fees and taxes for the R&W Policy, and (ii) the Purchaser shall cause the R&W Policy to expressly provide that the insurer thereunder waives, and agrees not to pursue, directly or indirectly, any subrogation rights, claims of contribution, or rights acquired by assignment or otherwise against the Issuer and APLD or any of their respective direct or indirect equity holders, controlling Persons, members, directors, officers, employees, Affiliates, general or limited partners, or Representatives with respect to any claim made by an insured thereunder, except in the event of Fraud, but then only against the Person that committed such Fraud. The Purchaser, its Affiliates, and its Representatives shall not amend, waive or otherwise modify any such subrogation provision or, in a manner adversely affecting the Issuer, APLD, their respective Affiliates and Representatives, any other provisions of any R&W Policy, without the express written consent of the Issuer.

5.12 Pre-Closing Restructuring.

(a) The Issuer and APLD shall effectuate and cause their respective Affiliates to take all actions as are necessary to effectuate (i) Phase I of the Pre-Closing Restructuring pursuant to the Pre-Closing Restructuring Plan as soon as reasonably practicable (and, in any event, prior to the Initial Closing) and (ii) Phase II of the Pre-Closing Restructuring pursuant to the Pre-Closing Restructuring Plan prior to the applicable Additional Closing and, in each case, in accordance with applicable Law and the Governing Documents of the foregoing Persons. Neither the Issuer nor APLD shall make any changes or modifications to the Pre-Closing Restructuring Plan without the prior written consent of the Purchaser, with such consent not to be unreasonably withheld, conditioned or delayed, solely to the extent such changes or modifications are reasonably expected to have an adverse effect on the Purchaser. The Issuer and APLD shall keep the Purchaser reasonably informed of the status of the Pre-Closing Restructuring and provide the Purchaser and its advisors with a reasonable opportunity (and, in any event, no fewer than five (5) Business Days prior to the consummation of the applicable portion of Phase II of the Pre-Closing Restructuring) to review all Contracts and other documents (including, for the avoidance of doubt, all Governing Documents of APLD Holdings and the Issuer and its Subsidiaries) to be executed or adopted in connection with the Pre-Closing Restructuring (the “Pre-Closing Restructuring Documents”). APLD and the Issuer shall cause its counsel to consider in good faith any reasonable comments of the Purchaser’s counsel thereto.

(b) As part of the Pre-Closing Restructuring, and in each case in accordance with the terms of the Pre-Closing Restructuring Plan, prior to the Initial Closing, the Issuer and APLD shall, and shall cause their respective Affiliates and Subsidiaries to, take or cause to be taken all actions, or do or cause to be done, and assist and cooperate with all other Parties in doing, all things reasonably necessary, proper or advisable to:

(i) transfer, assign or convey (A) any assets owned or held by the Group Companies that would constitute Retained Business Assets or (B) any liabilities or obligations of the Group Companies that constitute Retained Business Liabilities, in each case, to APLD or another member of the APLD Group (excluding, for the avoidance of doubt, any Group Company) such that, as of the Initial Closing, (x) the assets owned or held by the Group Companies do not include any Retained Business Assets and (y) the liabilities and obligations of the Group Companies do not include any Retained Business Liabilities; provided, that prior to any such transfer, assignment or conveyance, the Issuer and APLD shall deliver written notice thereof to the Purchaser (which notice shall include a reasonably detailed description of each Retained Business Asset and Retained Business Liability proposed to be so transferred, assigned or conveyed) for the Purchaser’s review; and

(ii) transfer, assign or convey the Specified HPC Assets (including the purchase orders set forth in Section 5.12(b)(ii) of the Disclosure Schedules) to the Issuer or another Group Company at no additional cost such that, as of the Closing, the Group Companies have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the Specified HPC Assets (including the purchase orders set forth in Section 5.12(b)(ii) of the Disclosure Schedules), in each case free and clear of any Encumbrances, except for Permitted Encumbrances.

Notwithstanding the foregoing, in the event the Issuer or APLD fails to take all actions contemplated by Section 5.12(b) as are necessary to effectuate Phase I of the Pre-Closing Restructuring or the applicable portion of Phase II of the Pre-Closing Restructuring (the “Pre-Closing Restructuring Transfers”) prior to the applicable Individual Closing, unless waived in writing by the Purchaser, each of the Issuer and APLD acknowledges and agrees that it shall, upon written request of the Purchaser, complete such Phase or portion of the Pre-Closing Restructuring in accordance with the terms of this Section 5.12(b) as promptly as practicable following such Individual Closing, but in any event no later than the Second Additional Closing.

(c) In the event that, following the Initial Closing, the Purchaser, the Issuer or APLD discovers or becomes aware that:

(i) a Group Company is identified by the Purchaser to be subject to a Retained Business Liability (provided, that if APLD disagrees with such identification by the Purchaser, the Parties shall attempt to resolve such dispute in good faith for 30 days and, thereafter, the dispute shall be resolved in accordance with Section 7.4), (A) the Issuer shall, or shall cause the applicable Group Company to, return or transfer and convey (without further consideration) to APLD or the applicable member of the APLD Group, as applicable, and APLD shall, or shall cause such member of the APLD Group to, accept or assume such Retained Business Liability, as applicable (provided, that prior to any such return or transfer and conveyance, the Issuer and APLD shall deliver written notice thereof to the Purchaser (which notice shall include a reasonably detailed description of each Retained Business Liability proposed to be so returned or transferred and conveyed) for the Purchaser’s review); and (B) the Issuer shall, or shall cause the applicable Group Company to, and APLD shall, or shall cause the applicable member of the APLD Group to, execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary to effect the transfer of such Retained Business Liability to APLD or such member of the APLD Group, in each case, such that each Party is put into substantially the same economic position as if such action had been taken on or prior to the Initial Closing Date; and

(ii) any asset held by APLD or any member of the APLD Group is ultimately identified by the Purchaser to be a Specified HPC Asset (provided, that if APLD disagrees with such identification by the Purchaser, the Parties shall attempt to resolve such dispute in good faith for 30 days and, thereafter, the dispute shall be resolved in accordance with Section 7.4), (A) APLD shall, or shall cause its applicable Affiliates to, return or transfer and convey (without further consideration) to the Issuer or the applicable Group Company, and the Issuer shall, or shall cause the applicable Group Company to, accept or assume such HPC Asset; and (B) the Issuer shall, or shall cause the applicable Group Company to, and APLD shall, or shall cause the applicable member of the APLD Group to, execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary to effect the transfer of such HPC Asset to the Issuer or the applicable Group Company, in each case, such that each party is put into substantially the same economic position as if such action had been taken on or prior to the Initial Closing Date.

(d) Any and all fees, costs and expenses (including Taxes) arising out of or related to the Pre-Closing Restructuring (“Pre-Closing Restructuring Expenses”), including for the avoidance of doubt the Pre-Closing Restructuring Transfers, or otherwise arising out of or related to Section 5.12(c), shall be borne and paid by APLD without using any asset or cash of, or obligation or liability to, the Group Companies.

(e) The Purchaser agrees and acknowledges that, as of the Effective Date, the Purchaser has accepted the Coreweave Leases for all purposes hereunder and under the A&R LLC Agreement and each of the Coreweave Leases shall be deemed an Accepted Opportunity for all purposes set forth in the A&R LLC Agreement, and that such acceptance is a material inducement to the Issuer’s and APLD’s willingness to enter into this Agreement and to consummate the Transactions.

5.13 Transaction Proceedings. From and after the Effective Date, the Issuer and APLD, on the on hand, and the Purchaser, on the other hand, shall promptly advise the other Parties in writing of any Legal Proceedings (including derivative claims) commenced or threatened in writing or against any such Party or any of their respective Affiliates, or any director, manager or officer of any of the foregoing relating to this Agreement, the Pre-Closing Restructuring and/or the transactions contemplated by this Agreement or any Transaction Agreement (any such Legal Proceedings, “Transaction Proceedings”) and shall keep the other Parties promptly and reasonably informed on a current basis regarding any such Transaction Proceedings (including by promptly furnishing to the other Parties and their advisors such information relating to such Transaction Proceedings as such Persons may reasonably request). The Issuer and APLD, on the on hand, and the Purchaser, on the other hand, shall give due consideration to the other Parties’ views with respect thereto.

5.14 Bridge Financing.

(a) The Issuer shall use commercially reasonable efforts to, as soon as practicable following the Initial Closing, obtain the Specified Financing on terms substantially consistent with those set forth on Schedule 6 hereto and otherwise in compliance with the terms and conditions set forth in Section 6.15 (Leverage Policy) of the A&R LLC Agreement and use a portion of the proceeds thereof to pay and discharge in full the Bridge Financing; provided, however, that the failure of the Issuer to obtain the Specified Financing after having used commercially reasonable efforts to do so as required by this Section 5.14(a) shall not constitute a breach of this Agreement, and the Issuer shall have no liability to any Party arising from or relating to any such failure.

(b) Except as expressly provided herein or in the Pre-Closing Restructuring Plan, the Issuer shall not, and APLD shall cause the Issuer not to, make any dividend, distribution, or return of capital to APLD or any other Person prior to the Initial Closing.

5.15 No Shop. During the Interim Period, the Issuer and APLD shall not, and shall cause their Affiliates and its and their respective Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage, or knowingly take other action intended to facilitate, any Competing Transaction or any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to a Competing Transaction or (ii) enter into, continue or otherwise participate in any discussions with respect to pricing or negotiations regarding, or furnish to any Person any non-public information with respect to, any Competing Transaction. During the Interim Period, the Issuer and APLD shall promptly notify the Purchaser in writing if any Person makes any proposal, offer, inquiry or contact with respect to any Competing Transaction and shall provide the Purchaser with the material terms thereof.

5.16 Termination of Affiliate Transactions. Unless otherwise agreed to in writing by the Purchaser, at or prior to Initial Closing, APLD shall, and shall cause its Affiliates to, take any and all actions necessary to settle, discharge, eliminate or terminate in full any and all Affiliate Transactions (other than the Permitted Affiliate Transactions) without any liability or obligation to the Group Companies or the Business.

5.17 [Reserved].

5.18 Further Assurances. From and after the Effective Date (including, for the avoidance of doubt, following the Initial Closing) the Issuer, APLD and the Purchaser shall, and shall cause its Affiliates to, from time to time, execute and deliver such instruments, documents, conveyances or assurances and take such other actions as shall be necessary under the terms of this Agreement, or otherwise reasonably requested by the Issuer, APLD or the Purchaser (as applicable), including, but not limited to, all actions necessary to satisfy the obligations required under Section 1.3(a)(ii), to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. In furtherance of the foregoing, the Issuer and APLD shall, and shall cause their Affiliates to, use their reasonable best efforts to obtain the approvals, Consents and waivers that are listed on Section 1.3(a)(ii)(5) of the Disclosure Schedule. APLD shall bear all costs and expenses arising from obtaining such requisite approvals, Consents or waivers, it being agreed that any such costs and expenses shall not be deemed to be Issuer Transaction Expenses for purposes of this Agreement. Following each Individual Closing, to the extent any of the applicable transfers, conveyances, deliveries or assumptions required to be made pursuant to this Agreement shall not have been consummated at or prior to such Individual Closing, the Purchaser, on the one hand, and APLD and Issuer, on the other hand, shall use their respective reasonable best efforts to effect such consummation as promptly thereafter as reasonably practicable.

6. Termination.

6.1 Termination. This Agreement may be terminated and the applicable Transactions may be abandoned:

(a) at any time prior to the Closing by mutual written consent of the Issuer and the Purchaser;

(b) at any time (x) prior to the Initial Closing or (y) after the Initial Closing but prior to an Additional Closing (solely with respect to the Transactions consummated at any such Additional Closing that has not yet occurred (“Additional Transactions”) but excluding, for the avoidance of doubt, any Transactions consummated in connection with the Initial Closing (“Initial Transactions”)) by written notice from either the Issuer or the Purchaser if any Governmental Authority with lawful jurisdiction shall have issued an Order or taken any other final action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Agreements that have not yet been consummated at an Individual Closing in accordance with the terms hereof, and such Order or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any Party if such Party’s or its Affiliate’s breach or failure to fulfill any obligation under this Agreement, or their act or omission, has been the primary cause of, or has resulted in, the issuance of such Order or action;

(c) [Reserved];

(d) at any time (x) prior to the Initial Closing or (y) after the Initial Closing but prior to an Additional Closing (solely with respect to any Additional Transactions but excluding, for the avoidance of doubt, any Initial Transactions) by written notice to the Purchaser from the Issuer, if the Purchaser has breached or failed to perform any of its covenants or other agreements contained in this Agreement, or is in breach of any representation or warranty set forth in Section 4, which such breach or failure to perform (i) would result in a failure of a condition set forth in, with respect to clause (x), Sections 1.3(a)(i) or 1.3(a)(iii) or, with respect to clause (y), Sections 1.3(b)(i) or 1.3(b)(iii) (as applicable), and (ii) cannot be cured by the applicable Outside Date (or, if capable of being cured, is not cured prior to the earlier of (A) thirty (30) Business Days after the Issuer provides written notice of such breach to the breaching Party and (B) five (5) Business Days prior to the applicable Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 6.1(d) shall not be available if the Issuer or APLD is then in material breach or willful breach (after giving effect to any cure thereof prior to the purported termination) of any representation, warranty, covenant or other agreement contained in this Agreement and such breach would result in a failure of a condition set forth in Sections 1.3(a)(i) or 1.3(a)(ii) or Sections 1.3(b)(i) or 1.3(b)(ii), as applicable;

(e) at any time (x) prior to the Initial Closing or (y) after the Initial Closing but prior to an Additional Closing (solely with respect to any Additional Transactions but excluding, for the avoidance of doubt, any Initial Transactions) by written notice to the Issuer from the Purchaser, if the Issuer or APLD has breached or failed to perform any of its respective covenants or other agreements contained in this Agreement, or is in breach of any representation or warranty set forth in Section 2 or Section 3, as applicable, which such breach or failure to perform (i) would result in a failure of a condition set forth in, with respect to clause (x), Sections 1.3(a)(i) or 1.3(a)(ii) or, with respect to clause (y), Sections 1.3(b)(i) and 1.3(b)(ii) and (ii) cannot be cured by the applicable Outside Date (or, if capable of being cured, is not cured prior to the earlier of (A) thirty (30) Business Days after the Purchaser provides written notice of such breach to the Issuer and (B) five (5) Business Days prior to the applicable Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to the Purchaser if the Purchaser is then in material breach or willful breach (after giving effect to any cure thereof prior to the purported termination) of any representation, warranty, covenant or other agreement contained in this Agreement and such breach would result in a failure of a condition set forth in Sections 1.3(a)(i) or 1.3(a)(iii) or Sections 1.3(b)(i) or 1.3(b)(iii), as applicable;

(f) by either the Purchaser or the Issuer, upon delivery of written notice at any time prior to:

(i) the Initial Closing if the Initial Closing has not occurred by 11:59 p.m., New York time, on October 31, 2025 (the “Initial Closing Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.1(f)(i) will not be available to a Party if the failure of the Initial Closing to be consummated prior to the Initial Closing Outside Date was primarily due to, or primarily caused by, the failure of such Party or its Affiliate to perform any of its obligations under this Agreement;

(ii) the First Additional Closing if the First Additional Closing has not occurred by 11:59 p.m., New York time, on December 31, 2025 (the “First Additional Closing Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.1(f)(ii) will not be available to a Party if the failure of the First Additional Closing to be consummated prior to the First Additional Closing Outside Date was primarily due to, or primarily caused by, the failure of such Party or its Affiliate to perform any of its obligations under this Agreement;

(iii) Second Additional Closing if the Second Additional Closing has not occurred by 11:59 p.m., New York time, on March 31, 2026 (the “Second Additional Closing Outside Date” and together with the Initial Closing Outside Date and the First Additional Closing Outside Date, the “Outside Dates”); provided, that the right to terminate this Agreement pursuant to this Section 6.1(f)(iii) will not be available to a Party if the failure of the Second Additional Closing to be consummated prior to the Second Additional Closing Outside Date was primarily due to, or primarily caused by, the failure of such Party or its Affiliate to perform any of its obligations under this Agreement;

(g) at any time (x) prior to the Initial Closing or (y) after the Initial Closing but prior to an Additional Closing (solely with respect to any Additional Transactions but excluding, for the avoidance of doubt, any Initial Transactions) by the Issuer, upon written notice to the Purchaser at any time after the third (3rd) Business Day immediately following the date on which an Individual Closing is required to occur pursuant to Section 1.2(a), if (i) all of the conditions set forth in, with respect to clause (x), Sections 1.3(a)(i) and 1.3(a)(ii) or, with respect to clause (y), Sections 1.3(b)(i) and 1.3(b)(ii), as applicable, have been satisfied (other than those conditions which by their terms are reasonably expected to be satisfied by delivery of documents or taking of any other action at the applicable Individual Closing by any Party, each of which shall be capable at the time of termination of being satisfied if the applicable Individual Closing were to occur at such time), (ii) the Issuer shall have provided the Purchaser with written notice stating that the Issuer is ready, willing and able to consummate the Closing, (iii) the Purchaser fails to consummate the Closing before 5:00 p.m., New York time on the third (3rd) Business Day following the date of the Issuer’s receipt of such notice, and (iv) on such third (3rd) Business Day, the Issuer stood ready and willing to consummate the applicable Individual Closing; or

(h) at any time (x) prior to the Initial Closing or (y) after the Initial Closing but prior to an Additional Closing (solely with respect to any Additional Transactions but excluding, for the avoidance of doubt, any Initial Transactions) by the Purchaser, upon written notice to the Issuer at any time after the third (3rd) Business Day immediately following the date on which an Individual Closing is required to occur pursuant to Section 1.2(a), if (i) all of the conditions set forth in, with respect to clause (x), Sections 1.3(a)(i) and 1.3(a)(iii) and, with respect to clause (y), Section 1.3(b)(i) and 1.3(b)(iii), as applicable, have been satisfied (other than those conditions which by their terms are reasonably expected to be satisfied by delivery of documents or taking of any other action at the Closing by any Party, each of which shall be capable at the time of termination of being satisfied if the Closing were to occur at such time), (ii) the Purchaser shall have provided the Issuer with written notice stating that the Purchaser is ready, willing and able to consummate the Closing, (iii) the Issuer fails to consummate the Closing before 5:00 p.m., New York time on the third (3rd) Business Day following the date of the Issuer’s receipt of such notice, and (iv) on the third (3rd) Business Day, the Purchaser stood ready and willing to consummate the applicable Individual Closing.

6.2 Effect of Termination. Subject to Section 6.3, in the event that this Agreement is validly terminated pursuant to Section 6.1, all rights and obligations of the Issuer, APLD, the Purchaser, and the Issuer Related Persons (as defined in the Purchaser Equity Commitment Letter) hereunder shall terminate, and this Agreement shall become null and void and have no further force or effect, (x) if termination occurs prior to the Initial Closing or (y) solely to the extent applicable to an Additional Closing that has not yet occurred (including the obligations to consummate the applicable Transactions) if termination occurs after the Initial Closing but before an Additional Closing, except with respect to the provisions of this Section 6.2 (Effect of Termination), Section 5.6(b) (Access to Information; Confidentiality), Section 6.3 (Termination Fee), Section 7.3 (Successors and Assigns; No Third Party Beneficiaries), Section 7.4 (Governing Law), Section 7.5 (Waiver of Jury Trial), Section 7.9 (Notices) and Section 7.13 (Expenses), which shall remain operative and in full force and effect as between the Issuer, APLD and the Purchaser, unless the Issuer, APLD and the Purchaser execute a writing that expressly (with specific references to Sections or subsections of this Agreement) terminates such rights and obligations as between the Issuer, APLD and the Purchaser, and no Party shall have any liability to any other Party, except that, subject to Section 6.3, nothing herein will relieve any Party from liability for (i) any breach of any representation, warranty, agreement or covenant contained herein which occurred prior to such valid termination and (ii) Fraud. Any written notice terminating this Agreement pursuant to Section 6.1 shall specify the reason for such termination and the effective date of such termination (which shall be no earlier than the date such notice is delivered). If the Transactions are terminated prior to the Initial Closing as provided herein, all confidential information (i) received by the Purchaser, its Affiliates or its Representatives with respect to the Group Companies, their Affiliates and the Business and (ii) received by the Group Companies, their Affiliates and their respective Representatives with respect to the Purchaser and its Affiliates, shall otherwise be treated in accordance with the Confidentiality Agreements, which shall remain in full force and effect in accordance with their respective terms, notwithstanding the termination of this Agreement.

6.3 Termination Fee.

(a) In the event of (i) termination of this Agreement by the Issuer pursuant to Section 6.1(d) or Section 6.1(g) or (ii) termination of this Agreement prior to the Initial Closing pursuant to Section 6.1(f) if at the time of such termination, the Issuer could have validly terminated this Agreement pursuant to Section 6.1(d) or Section 6.1(g), then the Purchaser hereby agrees to pay, or cause to be paid, within fifteen (15) Business Days of termination, to the Issuer, as liquidated damages in connection with any such termination, an aggregate amount equal to $11,250,000 (the “Termination Fee”), by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated in writing by the Issuer.

(b) The Parties acknowledge that (i) the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amount payable pursuant to Section 6.3(a) is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate the Issuer (including its Affiliates) for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and (iii) without the agreements contained in this Section 6.3, the Parties would not have entered into this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the right to seek specific performance pursuant to Section 7.6 prior to any termination of this Agreement, the sole and exclusive remedy (whether at Law, in equity, in contract, or in tort, based on fraud or any other theory, for breach, Fraud or otherwise) whether for any and all liabilities, Losses or damages suffered or incurred by the Issuer, APLD and the Issuer Related Persons (as defined in the Purchaser Equity Commitment Letter) or otherwise, against the Purchaser or any of the Purchaser’s Non-Party Affiliates, in connection with this Agreement (or the actual or purported termination hereof) or any of the transactions contemplated hereby (or the abandonment thereof) or any matter forming the basis of termination of this Agreement or such transactions, the negotiation or execution of this Agreement or the performance or nonperformance or breach of this Agreement, or Fraud, shall be for the Issuer to terminate this Agreement pursuant to Section 6.1 and, to the extent payable, seek payment of any Termination Fee from the Purchaser pursuant to Section 6.3(a). Upon termination of this Agreement in circumstances where no Termination Fee is payable, or upon termination of this Agreement and payment of the Termination Fee, neither the Purchaser nor any of the Purchaser’s Non-Party Affiliates shall have any further liability or obligation to the Issuer, APLD and the Issuer Related Persons (as defined in the Purchaser Equity Commitment Letter) relating to or arising out of this Agreement or the transactions contemplated hereby (or the termination thereof), except that the following sections shall remain operative and in full force and effect as between the Issuer, APLD and the Purchaser: Section 5.6(b) (Access to Information; Confidentiality), Section 7.3 (Successors and Assigns; No Third Party Beneficiaries), Section 7.4 (Governing Law), Section 7.5 (Waiver of Jury Trial), Section 7.9 (Notices) and Section 7.13 (Expenses). Notwithstanding anything to the contrary, while the Issuer and APLD may pursue both a grant of specific performance prior to termination of this Agreement, and payment of the Termination Fee in the event this Agreement is terminated in circumstances where payable, neither the Issuer nor APLD shall in any circumstances or event be entitled to receive both a grant of specific performance to cause the Closing to occur pursuant to Section 7.6 (or otherwise) and payment of the Termination Fee (or interest or monetary damages of any kind).

7. Miscellaneous.

7.1 Indemnification; Survival; Release.

(a) Subject to the terms and conditions of this Section 7.1, from and after the Initial Closing:

(i) APLD shall indemnify, defend and hold harmless the Purchaser, its Affiliates and Related Party Transferees, and its and their respective officers, directors, managers, employees, agents and other Representatives (the “Purchaser Indemnified Parties”) from and against all Losses incurred or suffered by any Purchaser Indemnified Party to the extent arising or resulting from:

(1) any breach of any representation or warranty of APLD contained in Section 3 of this Agreement;

(2) any breach of any covenant, obligation or agreement of APLD contained in this Agreement; or

(3) any breach of any Issuer Fundamental Representation contained in this Agreement; and

(ii) the Issuer shall indemnify, defend and hold harmless each Purchaser Indemnified Party from and against all Losses incurred or suffered by any Purchaser Indemnified Party to the extent arising or resulting from:

(1) any breach of any representation or warranty of the Issuer contained in Section 2 of this Agreement (other than the Issuer Fundamental Representations);

(2) any breach of any covenant, obligation or agreement of the Issuer contained in this Agreement; or

(3) the Pre-Closing Restructuring, the Pre-Closing Restructuring Transfers, the Pre-Closing Restructuring Expenses, the Retained Business Assets or the Retained Business Liabilities.

(b) Notwithstanding anything in this Agreement to the contrary: (i) the representations and warranties contained in Section 2 and Section 3 of this Agreement shall survive until the date that is eighteen (18) months after the Closing Date, except that the Issuer Fundamental Representations and the APLD Fundamental Representations shall survive until the date that is three (3) years following the Closing Date; and (ii) all obligations and covenants required by this Agreement to be performed or complied with by APLD or the Issuer, as applicable, shall survive until the date that is twelve (12) months after the Closing Date, except that all such obligations and covenants that by their nature are required to be performed following the Closing shall survive in accordance with their terms. Notwithstanding the foregoing, if a Claim Notice is duly given in good faith in accordance with Section 7.1(e) with respect to a claim for a breach of any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period set forth in the foregoing clauses (i) or (ii), the claim with respect to such representation, warranty, covenant or agreement (and such representation, warranty, covenant or agreement solely as to such claim) shall continue and survive until such claim is finally resolved pursuant to this Section 7.1. Notwithstanding anything in this Agreement to the contrary:

(i) Neither APLD or the Issuer shall have any liability pursuant to Sections 7.1(a)(i)(1) or 7.1(a)(ii)(1) (other than liability for a breach of any APLD Fundamental Representation), as applicable, for any Losses until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties that are subject to indemnification pursuant to Sections 7.1(a)(i)(1) and 7.1(a)(ii)(1) equals or exceeds the Deductible Amount, in which event the Issuer and APLD, as applicable, shall be liable for Losses pursuant to Sections 7.1(a)(i)(1) and 7.1(a)(ii)(1), respectively, only to the extent they are in excess of such Deductible Amount;

(ii) in no event shall APLD’s and the Issuer’s combined aggregate liability pursuant to Sections 7.1(a)(i)(1) and 7.1(a)(ii)(1) (other than with respect to a breach of any Issuer Fundamental Representation or APLD Fundamental Representation), whether based on contract, tort, strict liability, other Laws or otherwise, exceed the Maximum General Indemnification Amount; provided, that the foregoing shall not limit liability of any Loss determined by a court of competent jurisdiction to be based upon Fraud; and

(iii) in no event shall APLD’s aggregate liability pursuant to Section 7.1(a)(i)(3) with respect to any breach of any Issuer Fundamental Representation or Section 7.1(a)(i)(1) with respect to any breach of any APLD Fundamental Representation, whether based on contract, tort, strict liability, other Laws or otherwise, exceed the Maximum Fundamental Indemnification Amount; provided, that the foregoing shall not limit liability of any Loss determined by a court of competent jurisdiction to be based upon Fraud.

(c) For purposes of the indemnification obligations under this Section 7.1, when determining whether there has been an inaccuracy, misrepresentation or breach and when determining the amount of Losses resulting from or arising therefrom, the representations and warranties set forth in Section 2 and Section 3 of this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect (but not the term “Material” in the defined term Material Contract, Material Permit or Material Supplier) shall be deemed to have been made without any such qualification; provided, however, that the foregoing shall not apply in respect of Section 2.14(a)(viii).

(d) Except with respect to claims for Fraud, Losses in respect of claims under Sections 7.1(a)(i)(1), 7.1(a)(i)(3) and 7.1(a)(ii)(1) shall be satisfied in the following order: (i) first, by recourse against the R&W Policy (to the extent the Purchaser has been able to obtain an R&W Policy in accordance with Section 5.11) and (ii) thereafter, if and only if, the Purchaser has used reasonable best efforts to recover such Losses under the R&W Policy (which, for the avoidance of doubt, shall not require the Purchaser to commence any Legal Proceeding), but coverage for such Losses is not available under the R&W Policy as a result of (x) the Losses exceeding the policy limit (and in such event, only to the extent of such excess), (y) any exclusion under, or other coverage limitation of, the R&W Policy, (y) the insurer has denied payment, or (z) the Purchaser has not been able to obtain an R&W Policy in accordance with Section 5.11, then by recourse directly against the Issuer (only for claims under Section 7.1(a)(ii)(1)) or APLD (only for claims under Sections 7.1(a)(i)(1) and 7.1(a)(i)(3)), for any amounts not so recovered under the R&W Policy; provided, however, that the Purchaser shall be solely responsible for paying the retention under the R&W Policy to the extent payable thereunder and neither the Issuer, APLD nor any of their respective Affiliates shall have any liability therefor; provided, however, that (A) clause (i) above shall be deemed to have been satisfied if the Purchaser has made a claim under the R&W Policy and has used reasonable best efforts (which, for the avoidance of doubt, shall not require the Purchaser to commence any Legal Proceeding) to pursue recovery thereunder for the Losses for which such indemnification is sought and the insurer under the R&W Policy has asserted that coverage for such Losses is not available under the R&W Policy as a result of any exclusion under, or coverage limitation of, the R&W Policy or otherwise defined such claim; and (B) the Purchaser shall have no obligation to make any claim under the R&W Policy once the claims period under the R&W Policy has expired or the Purchaser has recovered for Losses under the R&W Policy up to the coverage limitation thereunder; and (C) any claim made under the R&W Policy shall be deemed to have been validly made against APLD for the purposes of Section 7.1(b) and such claim shall survive in accordance with the terms of Section 7.1(b): provided, the Purchaser has delivered a Claim Notice in accordance with Section 7.1(e). Any recovery of Loss (or portion of Loss) by the Purchaser under the R&W Policy after any payment of Loss by the Issuer or APLD, as applicable, shall repaid promptly by the Purchaser Indemnified Party to the Issuer or APLD, as applicable; provided, however, that the Purchaser shall not be required to make such reimbursement payment to the Issuer or APLD, as applicable, to the extent there is, or such payment would result in, outstanding or unpaid Loss.

(e) In the event that a Purchaser Indemnified Party seeking indemnification becomes aware (i) of any claim for any Loss for which indemnification may be sought under this Section 7.1 (an “Indemnification Claim”) or (ii) that any Legal Proceeding shall have commenced, or any claim shall be asserted, by any Person not party to this Agreement which could give rise to an Indemnification Claim (a “Third Party Claim”), the Purchaser Indemnified Party shall promptly deliver written notice of any Indemnification Claim or Third Party Claim (a “Claim Notice”) to APLD; provided, that so long as such Claim Notice is given within the applicable time period described in Section 7.1(b), no delay on the part of the Purchaser Indemnified Party in giving any such notice shall relieve APLD of any indemnification obligation hereunder unless (and then solely to the extent that) APLD is prejudiced by such delay. Each Claim Notice shall be in writing and (A) shall describe in reasonable detail the basis for indemnification claimed by the Purchaser Indemnified Party, including a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arisen, (B) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail such Third Party Claim (to the extent then known) and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Purchaser Indemnified Party and (C) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Purchaser Indemnified Party on account of the basis for the claim for indemnification.

(f) APLD shall have the right, at its sole option and expense, using counsel of its choice (who shall be reasonably acceptable to the Purchaser Indemnified Party), to defend, negotiate, settle or otherwise handle any Third Party Claim, and if APLD elects to defend, negotiate, settle or otherwise handle any Third Party Claim, it shall be entitled to control, and make all decisions with respect thereto, and within ten (10) days after receipt of notice of the underlying Third Party Claim (or sooner, if the nature of the Indemnification Claim so requires) (the “Indemnity Dispute Period”) APLD shall notify the Purchaser Indemnified Party of its intent to do so. If APLD does not elect within the Indemnity Dispute Period to defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Purchaser Indemnified Party may defend, negotiate, settle or otherwise handle such Third Party Claim in accordance with this Agreement. If APLD elects to defend, negotiate, settle with or otherwise handle any Third Party Claim, the Purchaser Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that the Purchaser shall be entitled to participate in any such defense with separate counsel, reasonably acceptable to APLD, at the reasonable expense of APLD if (i) so requested by APLD or (ii) in the reasonable opinion of counsel to APLD, a conflict exists between the Purchaser Indemnified Party and the counsel selected by APLD (so long as the Purchaser Indemnified Party gives prompt written notice of such conflict to APLD and the opportunity to cure any such conflict); provided, further, that APLD shall not be required to pay for more than one such counsel for all Purchaser Indemnified Parties in connection with any Third Party Claim. APLD and the Issuer, on the one hand, and the Purchaser, on the other hand, agree to cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim, including providing information reasonably available to such Party and any assistance reasonably requested in order to ensure the proper and adequate defense of any such claim. Notwithstanding anything in this Section 7.1(f) to the contrary, APLD shall not, without the written consent of the Purchaser Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each, a “Settlement”) unless (A) the claimant and APLD provide to such Purchaser Indemnified Party an unqualified release from the Third Party Claim, (B) such Settlement does not contain any admission of fraud or wrongdoing on behalf of the Purchaser Indemnified Party, the Group Companies or the Business, and (C) with respect to any non-monetary provision of such Settlement, such provisions would not impose any restrictions or obligations on the Purchaser Indemnified Party, the Group Companies or the Business as a whole. If APLD does not undertake within the Indemnity Dispute Period to defend against an Indemnification Claim, then APLD shall have the right to participate in any such defense at its sole cost and expense. Notwithstanding the foregoing or anything in this Section 7.1(d) to the contrary, the Purchaser Indemnified Party shall not effect a Settlement without the prior written consent of APLD, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) In the event that a Purchaser Indemnified Party has delivered a Claim Notice in respect of an Indemnification Claim that does not involve a Third Party Claim, APLD and the Purchaser Indemnified Party shall attempt in good faith to resolve any disputes with respect to such Claim Notice within forty-five (45) days of the delivery by APLD thereof, and if not resolved in such forty-five (45) day period, such Indemnification Claim may be resolved through judicial actions, suits or proceedings brought by either such party or by such other means as such parties mutually agree.

(h) Except as expressly provided in this Section 7.1 or in the case of Fraud, the Parties hereto acknowledge and agree that from and after each Individual Closing, no Party hereto (or any of their respective Affiliates) shall be permitted to make, and no Party (or any of their respective Affiliates) shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by a Party on or prior to such Individual Closing or for detrimental reliance or any other right or remedy (whether in contract, in tort or at law or in equity) in connection with this Agreement. In furtherance of the foregoing, from and after such Individual Closing, except in the case of Fraud, the Purchaser on one hand, and APLD and the Issuer on the other hand, hereby waives (on behalf of itself, each of their respective controlled Affiliates and each of its Representatives), to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) relating to the organization, management or operation of the Issuer, its Subsidiaries or the Business on or prior to such Individual Closing (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) (other than any rights, claims or causes of action under this Agreement or any Transaction Agreement (which claims shall remain subject to the applicable limitations set forth herein or therein)). Except in the case of Fraud, the rights and claims waived pursuant to the immediately preceding sentence, include, to the fullest extent permitted under applicable Law, claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty.

(i) Each of the Issuer and APLD acknowledges and agrees that, except for the representations and warranties contained in Section 4 or any other Transaction Agreement, neither the Purchaser nor any other Person on behalf of the Purchaser makes or has made any other representation or warranty, express or implied, at Law or in equity. Subject to Section 7.2, (i) the representations and warranties of the Purchaser in Section 4 of this Agreement shall survive until the date that is eighteen (18) months following the Closing Date, except that the Purchaser Fundamental Representations shall survive until the date that is three (3) years following the Closing Date, and (ii) the obligations and covenants required by this Agreement to be performed or complied with by the Purchaser shall terminate at the Closing, except that all such obligations and covenants that by their nature are required to be performed following the Closing shall survive in accordance with their terms. Notwithstanding the foregoing, except as set forth in Section 6.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.

(j) From and after the Closing, except in the event of Fraud, the sole and exclusive remedy of the Purchaser for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty in Section 2 or Section 3 hereof, or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Section 7.

(k) Notwithstanding anything to the contrary in this Section 7.1, in no event shall any Party be liable to any other Party, its Affiliates or its Representatives for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or any damages based on any type of multiple, except to the extent such damages are payable by such Person to a third-party.

(l) Payments by the Issuer or APLD, as applicable, pursuant to this Section 7.1 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received in cash by any Purchaser (or the Issuer) in respect of any such claim. The Purchaser shall use commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification from the Issuer or APLD, as applicable, under this Agreement; provided, however, that the foregoing shall not require the Purchaser to commence any Legal Proceeding.

(m) With respect to Indemnification Claims under Section 7.1(a)(ii)(1), except as expressly provided in this Section 7.1 or in the case of Fraud, the calculation of indemnifiable Losses shall be reduced to equal, and the Issuer shall not be liable for an amount greater than, seven and one half percent (7.5%) of the aggregate amount of the Purchaser Indemnified Parties’ collective Losses for each such Indemnification Claim; provided, however, that the reasonable costs of investigation, attorney’s fees or other out-of-pocket costs incurred by the Purchaser in pursuing a claim for Losses shall not be so reduced. By way of example, if the Issuer suffers a loss of $5,000,000 that relates to a misrepresentation or breach of a representation (other than an Issuer Fundamental Representation or a direct Loss), then the Purchaser Indemnified Parties would be entitled to recover no more than $375,000 (7.5% of the $5,000,000) in the aggregate.

(n) Nothing contained in this Section 7.1 shall in any manner limit or restrict a claim for (i) Fraud or (ii) recovery under any R&W Policy, if obtained.

7.2 Non-Recourse. Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, (a) this Agreement may only be enforced against, and all Legal Proceedings (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements (including any representation or warranty made in or in connection with this Agreement or the other Transaction Agreements or as an inducement to enter into this Agreement or the other Transaction Agreements), may be made only against the Persons that are expressly identified as parties thereto, and then only with respect to the specific obligations set forth herein or therein with respect to such party and (b) no Person who is not a named party to this Agreement or the other Transaction Agreements, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Agreements (or any Affiliate of any of the aforementioned) (the “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law, in equity, granted by statute or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Agreements (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Agreements (as the case may be) or the negotiation or execution hereof or thereof and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates to the maximum extent permitted by Law. The Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. Without limiting the foregoing, to the maximum extent permitted by Law, each Party disclaims any reliance on any Non-Party Affiliate with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

7.3 Successors and Assigns; No Third Party Beneficiaries. This Agreement and the rights and obligations hereunder are not assignable (whether by operation of Law or otherwise) unless such assignment is consented to in writing by the other Parties hereto; provided, that notwithstanding the foregoing, the Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any of their Permitted Transferees without the consent of any other Person; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4 Governing Law. This Agreement and all matters arising directly or indirectly herefrom shall be governed by and construed in accordance with the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within the State of Delaware, without giving effect to conflict of law principles thereof that would result in the application of any other Laws. The Parties (a) hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court refuses or otherwise declines to exercise jurisdiction, the state courts of Delaware or the United States District Court for the District of Delaware (collectively, the “Chosen Courts”) for the purpose of any Legal Proceeding arising out of or based upon this Agreement, (b) agree not to commence any Legal Proceeding arising out of or based upon this Agreement except in the Chosen Courts and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, in addition to any other remedy at Law or in equity, each Party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other Party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other Party, in the Chosen Courts or any other court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any Party seeking an injunction, a decree or Order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such Party is entitled at Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at Law or (b) an award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each of the Parties hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. Notwithstanding anything to the contrary, while the Issuer and APLD may pursue both a grant of specific performance prior to termination of this Agreement, and payment of the Termination Fee in the event this Agreement is terminated in circumstances where payable, neither the Issuer nor APLD shall in any circumstances or event be entitled to receive both a grant of specific performance to cause any Individual Closing to occur pursuant to this Section 7.6 (or otherwise) and payment of the Termination Fee (or interest or monetary damages of any kind).

7.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.8 Titles and Subtitles; Made Available to the Purchaser. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. References to documents or agreements having been disclosed to, delivered to or made available to the Purchaser shall mean that such documents or agreements were posted to the Intralinks “Project Lender” data room (the “Data Room”) or otherwise delivered to the Purchaser or its Representatives, in each case at least one (1) Business Day prior to the Effective Date.

7.9 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by electronic mail (in the case of electronic mail, to be effective with a copy sent by any other method permitted hereunder or when the receiving party confirms receipt of such notice sent by electronic mail) or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or electronic mail (in the case of electronic mail, to be effective with a copy sent by any other method permitted hereunder or when the receiving party confirms receipt of such notice sent by electronic mail), or if mailed, three (3) days after mailing (or one (1) Business Day in the case of express mail or overnight courier service), as follows:

If to the Issuer or APLD:

APLD HPC TopCo LLC

c/o Applied Digital Corporation

3811 Turtle Creek Blvd., Suite 2100

Dallas, TX 75219

Attention:	Wes Cummins
Email:	[***]

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas, 18th Floor

New York, New York 10020

Attention:	Steven E. Siesser, Esq.
Brooke A. Gillar, Esq.
Email:	[***]
[***]

If to the Purchaser:

c/o Macquarie Infrastructure and Real Assets Inc.

660 Fifth Avenue

New York NY 10103

Attention:	Anton Moldan
Dan Siegman
Email:	[***]
[***]

with an e-mail copy (which shall not constitute notice) to:

Email: [***]

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Gabriel Silva
Keegan Lopez
Email:	[***]
[***]

or to such other respective addresses and/or email addresses as each Party may designate by notice given in accordance with the provisions of this Section 7.9.

7.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Issuer and the Purchaser. Any amendment or waiver effected in accordance with this Section 7.10 shall be binding upon the Parties hereto and their successors and permitted assigns (including, with respect to the Purchaser, its Permitted Transferees) of the Subject Units.

7.11 Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

7.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law, or otherwise afforded to any Party, shall be cumulative and not alternative.

7.13 Expenses. At the earlier of (x) the Initial Closing (except to the extent of the Offset Amount) and (y) the date of termination of this Agreement, the Issuer shall pay, cause to be paid or otherwise reimburse the Purchaser for all reasonable out-of-pocket costs and expenses incurred by the Purchaser or its Affiliates in connection with their due diligence of the Business and preparation, negotiation, execution and delivery of the Transaction Agreements, including out-of-pocket fees and expenses associated with their third-party advisors (including auditors, legal, financial, tax and other similar advisors) (the “Purchaser Transaction Expenses”), up to a maximum aggregate amount of Five Million Dollars ($5,000,000) (the “Purchaser Expense Cap”); provided, however, that if any amounts are reimbursed by the Issuer prior to the Initial Closing (in each case with the prior written consent of the Purchaser), the Purchaser Expense Cap shall be deemed to be reduced to an amount equal to Five Million Dollars ($5,000,000) less the aggregate amount already reimbursed as of such time. At the Initial Closing, the Issuer shall pay all Issuer Transaction Expenses, up to a maximum aggregate amount of Five Million Dollars ($5,000,000).

7.14 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof. Upon execution of this Agreement, (a)(i) that certain Summary of Principal Terms and Conditions for Perpetual Preferred Equity Investment, dated as of December 3, 2024, by and between MIP VI Holdings II, LLC and APLD, (ii) that certain equity commitment letter to the Purchaser, dated as of January 13, 2025, by and among the Purchaser and the Macquarie Equity Investors, (iii) that certain limited guaranty agreement in favor of the Issuer, dated as of January 13, 2025, by and among the Macquarie Equity Investors and the Issuer and (iv) the fourth through (and inclusive of) the sixth paragraphs of the Consent Letter, in each case, is/are hereby terminated, (b) the Existing Agreement is hereby amended and restated in its entirety, and (c) any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

7.15 Joinder; Assignment and Assumption; Acceptance and Release.

(a) Joinder. Effective as of the Effective Date, the Issuer joins in and becomes party (as fully as if the Issuer had been an original signatory thereto) to the Existing Agreement, the Consent Letter and the Transaction Agreements, as applicable, as the “Issuer” thereunder or otherwise in place of TopCo 1 for all purposes thereof, and each of the Existing Agreement, the Consent Letter and the Transaction Agreements shall be construed and treated in all respects as if the Issuer was (and had at all times been) named herein as a party instead of TopCo 1. The Issuer hereby ratifies all previous actions taken by TopCo 1 with respect to the rights under the Existing Agreement, the Consent Letter and the Transaction Agreements with the same force and effect as if the action had been taken by the Issuer.

(b) Novation and Assumption. Effective as of the Effective Date, TopCo 1 hereby irrevocably novates and transfers to the Issuer all of TopCo 1’s rights, title, and interests and duties, liabilities and obligations under the Existing Agreement, the Consent Letter and any Transaction Agreements in its capacity as a party (including, with respect to the Existing Agreement, the “Issuer”) thereunder, and the Issuer hereby irrevocably accepts such rights, title and interest and assumes all such duties, obligations and liabilities on the terms set forth herein, including, without limitation, any claims, liabilities or obligations arising from any failure of TopCo 1 to perform any of the covenants, agreements, commitments and/or obligations to be performed by TopCo 1 under the Existing Agreement, the Consent Letter and any Transaction Agreements in its capacity as a party thereto (including, with respect to the Existing Agreement, as the “Issuer”) prior to the Effective Date.

(c) Issuer’s Performance and Release. The Issuer, as a separate undertaking to the Purchaser, shall duly perform and discharge all liabilities and obligations arising out of or related to this Agreement whatsoever from time to time to be performed or discharged by it by virtue of this Agreement in all respects as if the Issuer was (and had at all times been) named in the Existing Agreement, the Consent Letter and any Transaction Agreements as a party instead of TopCo 1. The Issuer shall assume liability for any breach, non-observance or failure by TopCo 1 to perform any obligations expressed to be undertaken by TopCo 1 under the Existing Agreement, the Consent Letter and any Transaction Agreements, in its capacity as a party thereunder (including, with respect to the Existing Agreement, as the “Issuer”) prior to the Effective Date or for which TopCo 1 as a party thereto (including, with respect to the Existing Agreement, in its capacity as the “Issuer”) is liable, in each case, irrespective of whether or not such breach, non-observance or failure shall have been known to any of the parties.

(d) Purchaser’s Acceptance and Release. Effective as of Effective Date, the Purchaser hereby: (i) consents to the novation and assumption set forth in Section 7.15(b) above, in accordance with Section 7.3 of the Existing Agreement, and accepts the liability of the Issuer as “Issuer” in place of the liability of TopCo 1 as “Issuer” arising out of or related to the Existing Agreement and grants to the Issuer the same rights under or arising out of or related to the Existing Agreement as were granted to TopCo 1 in its capacity as the “Issuer” as if the Issuer was and had been a party to the Existing Agreement instead of and in place of TopCo 1; (ii) releases and forever discharges TopCo 1 from all covenants, agreements, obligations, claims and demands of the “Issuer”, whether in law or at equity, which the Purchaser now has, or which any successor or assign of any of them hereafter shall have, against the Issuer, arising out of or related to the Existing Agreement; and (iii) agrees to look solely to the Issuer for performance of the obligations of the Issuer under the Existing Agreement; and (iv) agrees to continue to be bound by this Agreement in every way as if the Issuer were originally named in the Existing Agreement as “Issuer” thereunder.

(e) APLD’s Acceptance. Effective as of the Effective Date, APLD hereby: (i) consents to the novation and assumption set forth in Section 7.15(b) above, and accepts the liability of the Issuer as “Issuer” in place of the liability of TopCo 1 as “Issuer” arising out of or related to the Existing Agreement and grants to the Issuer the same rights under or arising out of or related to the Existing Agreement as were granted to TopCo 1 in its capacity as the “Issuer” as if the Issuer was and had been a party to the Existing Agreement instead of and in place of TopCo 1; (ii) releases and forever discharges TopCo 1 from all covenants, agreements, obligations, claims and demands of the “Issuer”, whether in law or at equity, which the APLD now has, or which any successor or assign of any of them hereafter shall have, against the Issuer, arising out of or related to the Existing Agreement; (iii) agrees to look solely to the Issuer for performance of the obligations of the Issuer under this Agreement; and (iv) agrees to continue to be bound by this Agreement in every way as if the Issuer were originally named in the Existing Agreement as “Issuer” thereunder.

(f) Further Action. The Issuer, TopCo 1 and APLD shall execute and deliver all papers, documents and instruments and perform all acts that are reasonably necessary or appropriate to implement the terms of this Section 7.15 and the intent of the parties hereto, as expressed herein.

[Signature Pages Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Unit Purchase Agreement as of the date first above written.

ISSUER:

APLD HPC TopCo 2 LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

APLD:

Applied Digital Corporation

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

TOPCO 1:

APLD HPC TopCo LLC

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

PURCHASER:

MIP HPC Holdings, LLC

By:	/s/ Anthon Moldan
Name:	Anton Moldan
Title:	President

By:	/s/ Mache Mouzakis
Name:	Dan Siegman
Title:	Vice President

[Signature Page to Amended and Restated Unit Purchase Agreement]

EXHIBITS AND SCHEDULES

Exhibit A –	PRE-CLOSING RESTRUCTURING PLAN

Exhibit B –	A&R LLC AGREEMENT

Exhibit C –	CORPORATE SERVICES AGREEMENT

Exhibit D –	COMMON STOCK PURCHASE WARRANT

Exhibit E –	REGISTRATION RIGHTS AGREEMENT

Schedule 1 –	PERMITTED ENCUMBRANCES

Schedule 2 –	SPECIFIED ACTIONS

Schedule 3 –	SPECIFIED PROPERTIES

Schedule 4 –	CLOSING BANK ACCOUNT

Schedule 5 –	DISCLOSURE SCHEDULE

Schedule 6 –	SPECIFIED FINANCING